Exhibit 10.8

LOAN AGREEMENT

As of May 19, 2011

Among

BORROWERS TRANSCOASTAL PARTNERS, LLC TRANSCOASTAL CORPORATION 17304 Preston Road, Suite 700 Dallas, Texas 75252	ADMINISTRATIVE AGENT GREEN BANK, N.A. 5950 Sherry Lane, Suite 400 Dallas, Texas 75225

In consideration of the creation of the reducing revolving facility described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Lenders and Borrowers agree as follows:

SECTION 1.     DEFINITIONS

1.1     Certain Definitions. In addition to any other terms defined herein, the following terms shall have the meanings set forth with respect thereto:

“Administrative Agent” means Green Bank, N.A. in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 14.6.

“Advance Payment Contract” means any contract whereby any Borrower either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of hydrocarbons produced or to be produced from Mineral Interests owned by such Borrower and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affidavit of Payment of Trade Bills”: See Section 5.3.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the obligation of Lenders, subject to the terms and conditions of this Agreement to make Loans which shall not exceed at any one time outstanding the lesser of (a) $16,000,000, or (b) the Borrowing Base.

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“Agreement” means this Loan Agreement and all subsequent modifications and amendments hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.4), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Bankruptcy Event of Default” means an Event of Default described in Section 10.7.

“Borrowing Base”: See Section 3.1.

“Borrowing Base Deficiency Notice”: See Section 3.5(a).

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Texas are authorized or required by law to close.

“Closing Date”: See Section 5.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to Borrowers hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2, as the same may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof or by the execution and delivery of an Assignment and Assumption pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

“Contested in Good Faith” means, as to any payment, tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to Administrative Agent, provided (a) a deposit of funds or other security satisfactory to Administrative Agent in the full amount of such contested payment, tax, assessment, charge, levy, lien, encumbrance or claim has been provided for in a manner satisfactory to Administrative Agent, and (b) the enforcement of the contested payment, tax, assessment, charge, levy, lien, encumbrance or claim is stayed in a manner satisfactory to Administrative Agent pending the resolution of such contest.

“Contract Rate” means the Prime Rate minus 0.01%; provided that in no event shall the Contract Rate ever exceed the Maximum Rate or be less than 4.99% per annum, and provided further, that after the occurrence of an Event of Default, the Contract Rate shall at the option of the Required Lenders be the Default Rate with respect to all past due payments of principal and interest.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Assets” mean the total of Borrowers’ consolidated current assets determined in accordance with GAAP, including the undrawn amount available to be borrowed under this Agreement, and excluding intercompany receivables due from affiliates, and excluding however, as applicable, any non-cash mark-to-market gain associated with Hedging Contracts pursuant to SFAS 133.

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“Current Liabilities” mean the total of Borrowers’ consolidated current obligations as determined in accordance with GAAP, excluding therefrom (i) current maturities due on the Obligations, and (ii) intercompany payables due to affiliates, and excluding however, as applicable, any non-cash mark-to-market liability associated with Hedging Contracts pursuant to SFAS 133.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means the lesser of (a) the Maximum Rate or (b) the Prime Rate plus six percent (6%).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) (i) has become or is insolvent or has a parent company that has become or is insolvent, or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Determination Date”: See Section 3.2.

“EBITDAX” means, as of the last day of any fiscal quarter, net income for such period, excluding any non-cash revenue or expense associated with Hedging Contracts resulting from SFAS 133, plus without duplication and to the extent deducted from revenues in determining net income, the sum of (a) the aggregate amount of consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depletion, depreciation and amortization for such period, (d) all other non-cash charges, and (e) exploration costs deducted in determining net income under successful efforts accounting, all determined on a consolidated basis with respect to Borrowers and their subsidiaries in accordance with GAAP, using the results of the twelve-month period ending with that reporting period.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person (other than a natural person) approved by (i) Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) unless a Potential Default or Event of Default has occurred and is continuing, Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Borrower or any of Borrowers’ Affiliates or Subsidiaries.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor. In addition, the terms “Multiemployer Plan,” “PBGC,” “Prohibited Transaction,” and “Reportable Event” have the same meanings as provided therefor in ERISA.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Plan” means, at any time, any employee benefit plan which is covered by ERISA and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an “employer” as defined in ERISA.

“Event of Default”: See Section 10.

“Fee Letter” means that certain letter agreement of even date herewith between Borrowers and Administrative Agent.

“Funding Date”: See Section 6.

“Future Acquisition Documents”: See Section 6.7.

“GAAP” means generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants as in effect in the United States from time to time (unless the context requires use of a specified date), applied on a basis consistent (except for changes approved by each Borrower’s independent public accountant) with the most recent financial statements of each Borrower delivered to Administrative Agent.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Loan Party, or any other party having an interest in any hydrocarbons to be produced from Mineral Interests in which any Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means any nation, country, commonwealth, territory, state, county, parish, municipality or any political subdivision, agency, department, commission, board or other instrumentality of any of the foregoing.

“Governmental Requirements” means (i) any and all present and future judicial decisions, laws, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to such Borrower, any Guarantor or the Property, including, without limiting the generality of the foregoing, the ownership, use, occupancy, possession, construction, operation, maintenance, alteration, repair, or reconstruction thereof, (ii) any and all covenants, conditions, and restrictions contained in any deeds, other forms of conveyance, or in any other instruments of any nature that relate in anyway or are applicable to the Property or the ownership, use, or occupancy thereof, and (iii) any Borrower’s or any Guarantor’s present or subsequently effective bylaws and articles of incorporation, operating agreement and articles of organization or partnership, limited partnership, joint venture, trust, or other form of business association agreement.

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“Guarantors” means Stuart G. Hagler, David J. May, W. A. Westmoreland, and any existing and future Subsidiaries, and any other Person which subsequently guaranties all or a portion of the payment and performance of the Obligations.

“Guaranty Agreement”: See Section 4.2.

“Hazardous Materials” include all materials defined as hazardous materials or substances under any Governmental Requirements relating to the environment, and petroleum, petroleum products, oil and asbestos.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Indemnified Party”: See Section 12.2.

“Immaterial Title Deficiencies” means, with respect to oil and gas properties included in the Borrowing Base, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect such properties with a Recognized Value greater than ten percent (10%) of the Recognized Value of all such oil and gas properties included in the Borrowing Base.

“Interest Expense” means, as of the last day of any fiscal quarter, the interest expense, both expensed and capitalized (including the interest component in respect of capitalized lease obligations), accrued or paid by each Borrower and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, using the results of the twelve-month period ending with that reporting period.

“Lender” means (i) each Person executing this Agreement as a Lender set forth on the signature pages hereto and (ii) each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.4.

“Lender Hedging Contract” means any Hedging Contract between any Borrower and any of its Affiliates on the one hand, and a Lender or any of its Affiliates, on the other hand.

“LLC Officer’s Certificate”: See Section 5.8.

“Loans”: See Section 2.1.

“Loan Documents” means this Agreement, the Note, the Oil and Gas Mortgages, the UCC-1 financing statements, the Property Certificate(s), the Fee Letter, the Affidavit of Payment of Trade Bills, the Guaranty Agreements, the Security Agreements, the Title Indemnity Agreement, the LLC Officer’s Certificates, the Officer’s Certificates, the Notice of Final Agreement, and all other documents, instruments, guarantees, security agreements, deeds of trust, pledge agreements, certificates and agreements executed and/or delivered by any Loan Party in connection with any Loan, including any future amendments hereto, or restatements hereof, or pursuant to the terms of any of the other Loan Documents, together with any and all renewals, extensions and restatements of, and amendments and modifications to, any such agreements, documents and instruments, but excluding any Lender Hedging Contracts.

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“Loan Party” means each Borrower, each Guarantor, each Mortgage Grantor and each other Person who is, or whose property is, directly or indirectly liable for the Obligations.

“Material Adverse Effect” means (i) a material adverse effect upon the validity or enforceability of any of the Loan Documents, (ii) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), business, assets, prospects, or operations of any Loan Party, (iii) a material impairment of the ability of any Loan Party to fulfill its obligations under any of the Loan Documents, or (iv) a material impairment of the value of any collateral from time to time securing the Obligations or the ability of Administrative Agent to realize thereon.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Loan Party is a party or by which any Mineral Interest owned by any Loan Party is bound, a net gas imbalance to any Borrower or any other Loan Party, individually or taken as a whole in excess of $500,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maturity Date” means November 19, 2012.

“Maximum Rate” means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the weekly ceiling as determined pursuant to Chapter 303 of the Texas Finance Code, but Lender reserves the right to implement from time to time any other rate ceiling permitted by such law.

“Mineral Interests” means (a) all present and future interests and estates existing under an oil and gas lease including without limitation working interests, royalty and over-riding royalty interests, leasehold estate interests, production payment interests and net profits interests, (b) all present and future rights in mineral fee interests and rights therein, including without limitation, any reversionary or carried interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, (d) all contracts executed in connection with the foregoing and all tenements, hereditaments, appurtenances and properties appertaining, belonging, affixed or incidental thereto, and (e) all rights, remedies, powers and privileges with respect to all of the foregoing.

“Monthly Reduction Amount”: See Section 3.6.

“Mortgage Grantor” means each Loan Party executing an Oil and Gas Mortgage in favor of Administrative Agent for the benefit of the Lenders.

“Mortgaged Properties” means all present and future Mineral Interests of each Mortgage Grantor in those oil and gas properties described on Schedule I and in all other properties in which each Mortgage Grantor hereafter grants to Administrative Agent for the benefit of the Lenders a mortgage or lien.

“Note” means a promissory note made by Borrowers payable to the order of a Lender evidencing the Loans of such Lender, and all renewals, extensions, modifications and amendments thereto, and substitutions therefor.

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“Notice of Final Agreement”: See Section 5.12.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Obligations” means the joint and several obligations of each Borrower:

(a)     to pay all indebtedness arising out of this Agreement, any future advances under this Agreement, and all renewals, extensions or amendments of such indebtedness or any part thereof or any such future advances, including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;

(b)     to pay the principal of and interest on the Note in accordance with the terms thereof, and all renewals, extensions, modifications and amendments of such Note or any part thereof, and any future advances made pursuant thereto;

(c)     to repay to Lenders all amounts advanced by Lenders hereunder or under the other Loan Documents on behalf of any Borrower, including, without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the collateral;

(d)     to pay any and all obligations, contingent or otherwise, whether now existing or hereafter arising of each Borrower arising under or in connection with any Lender Hedging Contract which such Borrower may have with a Lender, or any affiliate of a Lender;

(e)     to the extent permitted by law, to pay a delinquency charge in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late;

(f)     to perform fully and cause all other Loan Parties to perform fully all of the terms and provisions of each of the instruments constituting the Loan Documents; and

(g)     to reimburse Administrative Agent, on demand, for all of Administrative Agent’s expenses and costs, which each Loan Party is obligated to pay pursuant to the terms of the Loan Documents.

“Officer’s Certificate”: See Section 5.8.

“Oil and Gas Mortgage”: See Section 4.1.

“Pampa Deed of Trust”: See Section 4.6.

“Patriot Act”: See Section 14.2.

“Permitted Investments” means (i) cash, (ii) evidences of indebtedness maturing not more than one year after the date of issue, issued or guaranteed by the Government of the United States of America, or agencies thereof, (iii) bonds issued by a corporation with a rating of Aa2 according to Moody’s Investors Services, Inc., or AA according to Standard and Poor’s Corporation, which are unrestricted and freely traded on a national securities exchange, (iv) certificates of deposit issued by Lender, (v) readily marketable commercial paper rated P-1 by Moody’s Investors Services, Inc. or A-1 by Standard & Poor’s Corporation (or similar rating by any similar organization which rates commercial paper), (vi) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment a credit rating of at least AA by Standard & Poor’s Corporation due within one year from the acquisition thereof, (vii) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, (viii) Eurodollar time accounts or Eurodollar certificates of deposit each with banker’s acceptances of any bank or trust company organized under the laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, and (ix) such other investments as may be approved by Administrative Agent.

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“Permitted Liens” means (a) liens in favor of Lender, (b) liens for taxes, assessments or similar charges, incurred in the ordinary course of business which are not yet due and payable or which are being Contested in Good Faith, (c) liens of landlords, mechanics, materialmen, warehousemen, carriers, operators and other like liens incurred in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties which do not secure indebtedness and arise in the ordinary course of business and which are not yet due and payable or which are being Contested in Good Faith, (d) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held, (e) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of like nature (excluding appeal bonds) incurred in the ordinary course of business, (f) royalties, overriding royalties, reversionary interests, production payments and similar burdens, (g) sales contracts or other arrangements for the sale of hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (f) immediately preceding) deprive any Borrower of any material right in respect of such Borrower’s assets or properties, (h) liens to secure plugging and abandonment obligations, (i) liens permitted by the Oil and Gas Mortgages, and (j) purchase-money security interests upon or in assets acquired or held by such Borrower in the ordinary course of business to secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property.

“Person” means a corporation, a limited liability company, an association, a partnership, a joint venture, an organization, a business, an individual or a government or political subdivision thereof or any governmental agency.

“Potential Default” means any condition, event or act, which with the giving of notice or the lapse of time, or both, will constitute an Event of Default hereunder.

“Prime Rate” means the variable rate of interest per annum established from time to time by Green Bank, N.A. as its Prime Rate (which rate of interest may or may not be the lowest rate or best charged by Green Bank, N.A. on similar loans, and Green Bank, N.A. may make various commercial or other loans at rates of interest having no relationship to such rate). Each change in the Prime Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Prime Rate.

“Principal Debt”: See Section 2.3.

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“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or British Thermal Unit equivalent, not sales price) from Mineral Interests in oil and gas properties owned by each Mortgage Grantor which are located in or offshore of the United States and which have attributable to them proved developed producing oil and gas reserves, as such production is projected in the most recent Reserve Report delivered to Administrative Agent, after deducting projected production from any Mineral Interests in oil and gas properties sold or under contract for sale that had been included in such report and after adding projected production from any Mineral Interests in oil and gas properties that have not been reflected in such report but that are reflected in a separate or supplemental reports acceptable to Administrative Agent.

“Property Certificate”: See Section 5.4.

“Recognized Value” means the value attributed to the Mineral Interests in the oil and gas properties of each Mortgage Grantor from the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of hydrocarbons from such Mineral Interests and the other standards specified in Section 3.1 hereof.

“Required Lenders” means, at any date, (i) any combination of Lenders holding in the aggregate at least sixty-six and two thirds of one percent (66 2/3%) of the outstanding Loans plus the aggregate unused Commitment at such time or, (ii) if the Credit Facility has been terminated pursuant to Section 11.1, any combination of Lenders holding at least sixty-six and two thirds of one percent (66 2/3%) of the aggregate Principal Debt; provided that the Commitment of, and the portion of the Principal Debt, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that in each case if at any time there are two (2) or fewer Lenders, “Required Lenders” shall mean all Lenders.

“Reserve Report” means a report in form and substance satisfactory to Administrative Agent evaluating the oil and gas reserves attributable to the Mineral Interests of each Mortgage Grantor in all of its oil and gas properties and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers’ opinions with respect to the total volume of reserves (the “available reserves”) of hydrocarbons (using the terms or categories “proved developed producing reserves,” “proved developed nonproducing reserves” and “proved undeveloped reserves,” separately classified as producing, shut-in, behind pipe, and undeveloped) which such Borrower has advised such engineers that such Mortgage Grantor has the right to produce for its own account, (c) set forth such engineers’ opinions with respect to the estimated future net revenues and cumulative estimated future net revenues to be derived from the available reserves, (d) set forth such engineers’ opinions with respect to the present value of estimated future net revenues, discounted to present value at the discount rate or rates specified from time to time by Administrative Agent consistent with prudent oil and gas banking industry standards at the time, for each calendar year or portion thereof after the date of such findings and data, (e) set forth such engineers’ opinions with respect to the projected future rate of production of the available reserves, (f) contain such other information as requested by Administrative Agent with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, (g) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based, and (h) utilizing pricing policies used by Administrative Agent at the time of calculation and otherwise in accordance with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission and taking into account any “over-produced” or “under-produced” balancing conditions.

“SFAS 133” means the Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activities), as issued by the Financial Accounting Standards Board, and as amended by the Statement of Financial Accounting Standards No. 138 (Accounting for Derivative Instruments and Hedging Activities an amendment of Statement of Financial Accounting Standards No. 133), as issued by the Financial Accounting Standards Board.

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“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/ sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index .html, or as otherwise published from time to time.

“Security Agreement”: See Section 4.5.

“Subordinated Liabilities” means liabilities subordinated to Borrowers’ obligations to Lenders in a manner acceptable to Administrative Agent in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrowers.

“Tangible Net Worth” means the sum of the excess of total assets over total liabilities, total assets and total liabilities each being determined on a consolidated basis in accordance with GAAP consistent with those applied in the preparation of the financial statements previously furnished to Lender, excluding however, from the determination of total assets all assets which would be classified as intangible assets, including without limitation, good will, patents, trademarks, trade names, copyrights, franchises, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses and other like intangibles.

“Title Indemnity Agreement”: See Section 5.5.

“Total Liabilities” means Current Liabilities plus long term liabilities determined on a consolidated basis.

1.2     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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1.3     Accounting Terms. Unless specified elsewhere herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements to be delivered hereunder shall be prepared in accordance with GAAP.

1.4     Counting Days. If any time period referenced herein ends on a day other than a Business Day, such period shall be deemed to end on the next succeeding Business Day.

1.5     Rounding. Any financial ratio as required to be maintained by any Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

SECTION 2.     REVOLVING CREDIT FACILITY

2.1     The Loan. (a) Lenders agree, subject to the terms and conditions hereof, to lend Borrowers at any time and from time to time on or before the Maturity Date sums (each herein called a “Loan” and collectively the “Loans”) which may be repaid and reborrowed pursuant to the terms hereof and which shall not exceed at any one time outstanding the amount of the Commitment. Whenever Borrowers desire to borrow hereunder, they shall give Administrative Agent at least one (1) Business Day’s written notice specifying (a) the date of the proposed borrowing, (b) the amount to be borrowed, and (c) a description of the purpose for which the proceeds of the Loan will be used. The request shall be made by means of a Borrowing Request in the form of Exhibit A attached hereto with blanks completed in conformity herewith. Notice may be given by facsimile transmission, and a facsimile transmission received by 4:00 p.m. of a Business Day which complies with the requirements of this Agreement for funding will be honored by Lenders on the next Business Day. Administrative Agent shall promptly notify the Lenders of the Borrowing Request.

(b)     Not later than 2:00 p.m. on the proposed borrowing date, each Lender will make available to Administrative Agent, for the account of Borrowers, at the office of Administrative Agent in funds immediately available to Administrative Agent, such Lender’s Commitment Percentage of the Loans to be made on such borrowing date. Each Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.1(b) in immediately available funds by crediting or wiring such proceeds to the deposit account of a Borrower. Subject to Section 2.7 hereof, Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.1 to the extent that any Lender has not made available to Administrative Agent its Commitment Percentage of such Loan.

2.2     Use of Proceeds. The proceeds of Loans may be used solely (a) to provide working capital, and (b) for capital expenditures.

2.3     Note. The obligation of Borrowers to repay the aggregate principal balance of all Loans hereunder outstanding at any one time (the “Principal Debt”) shall be evidenced by one or more Notes which shall (a) be payable for the amount of each Lender’s Loans then outstanding at the time payment in full is made or due, (b) bear interest from the date of each advance thereunder until paid at the Contract Rate, (c) be payable as to principal and interest as provided in Section 2.4 hereof, (d) be entitled to the benefits of this Agreement and the security provided for herein, and (e) be in such form as is acceptable to Administrative Agent. Interest on the Principal Debt shall be computed on the basis of a 360 day year and shall accrue on the actual number of days elapsed (except that if at any time such would otherwise cause the rate of interest to exceed the Maximum Rate then for such period the daily rate shall be 1/365th (1/366th in a leap year) of the specific rate per annum). In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business in accordance with Administrative Agent’s customary procedures.

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2.4     Amortization. Interest on the unpaid principal balance of the Notes shall be due and payable monthly as it accrues on the first day of each month commencing the first day of June, 2011, and continuing on the first day of each month thereafter. The Principal Debt then outstanding, plus accrued but unpaid interest then outstanding, plus accrued but unpaid interest to the date of payment, shall be due and payable on the Maturity Date. In addition, principal payments may be required from to time in accordance with the Borrowing Base reduction schedule set forth in Section 3.5 hereof. Administrative Agent is authorized to debit any Borrower’s operating account on the date payment is due for all Obligations, including without limitation, all payments of principal and interest due under the Note (and Borrowers shall be deemed to have requested a Loan for such purpose irrespective of satisfaction of conditions precedent thereto or whether any Event of Default or Potential Default then exists).

2.5     Unused Commitment Fee. Borrowers agree to pay to Administrative Agent for the benefit of the Lenders an unused commitment fee for the period commencing with the date of this Agreement to the Maturity Date, computed at the rate of one half of one percent (0.50%) per annum on the average daily unused portion of the Commitment computed on the basis of a 365 day year. The phrase “unused portion of the Commitment” as used in the preceding sentence means the difference between (a) the Aggregate Commitment, and (b) the Principal Debt. The commitment fee shall be payable monthly in arrears.

2.6     Application of Payments. Upon receipt by Administrative Agent of each such payment, Administrative Agent shall promptly distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below), and shall wire advice of the amount of such credit to each Lender. If any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

2.7     Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless Administrative Agent shall have received written notice from a Lender prior to a proposed borrowing date that such Lender will not make available to Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), Administrative Agent may assume that such Lender has made such portion available to Administrative Agent on the proposed borrowing date in accordance with Sections 2.1(b), and Administrative Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If such amount is made available to Administrative Agent on a date after such borrowing date, such Lender shall pay to Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to Administrative Agent and the denominator of which is 360. A certificate of Administrative Agent with respect to any amounts owing under this Section 2.7 shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to Administrative Agent by such Lender within three (3) Business Days after such borrowing date, Administrative Agent shall be entitled to recover such amount made available by Administrative Agent with interest thereon at the rate per annum applicable to such borrowing hereunder, on demand, from Borrowers. The failure of any Lender to make available its Commitment Percentage of any Loan requested by Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

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2.8     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5:

(b)     the Commitment and principal amount of the outstanding Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.4), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)     any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, if so determined by the Administrative Agent and Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iii) third, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

The rights and remedies against a Defaulting Lender under this Section 2.8 are in addition to other rights and remedies that Borrowers may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.

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SECTION 3.     BORROWING BASE

3.1     Borrowing Base. The term “Borrowing Base” means, as of the date of determination thereof, the designated loan value as calculated by Administrative Agent in its sole discretion assigned to the discounted present value of future net income accruing to the Mortgaged Properties based upon Administrative Agent’s in-house evaluation of each Borrower’s oil and gas properties. Administrative Agent’s determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and prudent oil and gas banking industry standards established by Administrative Agent from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of each Mortgage Grantor in all of its oil and gas properties, including the Mortgaged Properties, as is provided to Administrative Agent in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of each Borrower and its affiliates, and (c) such other credit factors consistently applied as Administrative Agent customarily considers in evaluating similar oil and gas credits (such as general market conditions, pricing forecasts, and the hedged and unhedged exposures to product price and interest rate changes). Each Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan amount) which each Borrower acknowledges to be essential for the adequate protection of Administrative Agent. The Borrowing Base shall initially be $15,000,000.

3.2     Periodic Determinations of Borrowing Base. The Borrowing Base shall be redetermined by Administrative Agent as of May 1 and November 1 of each year (each a “Determination Date”) until the Maturity Date. Additionally, the Borrowing Base should be redetermined by Lender 90 days following the Closing Date. The Borrowing Base, as redetermined, shall remain in effect until the next Determination Date, provided the Borrowing Base may be redetermined between Determination Dates in accordance with Section 3.4 hereof.

3.3     Engineering Data to be Provided Prior to Scheduled Determination Dates.

(a)     On or before April 1 of each year for the Determination Date of May 1, Borrowers shall deliver to Administrative Agent a Reserve Report prepared by an independent petroleum consulting firm acceptable to Administrative Agent and the other data specified in Section 7.1F hereof. Administrative Agent shall then determine the Borrowing Base for the six (6) month period commencing May 1.

(b)     On or before October 1 of each year for the Determination Date of November 1, Borrowers shall deliver to Administrative Agent a Reserve Report prepared by their in-house engineers and the other data specified in Section 7.1 F. hereof. Administrative Agent shall then determine the Borrowing Base for the six-month period commencing November 1.

3.4     Special Determinations of Borrowing Base. Special determinations of the Borrowing Base may be requested by Borrowers not more than one time per calendar year or more frequently at Administrative Agent’s sole discretion or by Administrative Agent at any time during the term hereof. If any special determination is requested by Borrowers, it shall be accompanied by engineering data described in Section 3.3(b). If any special determination is requested by Administrative Agent, Borrowers will provide Administrative Agent with the information specified in Section 3.3(b) hereof, updated from the most recent Reserve Report furnished Administrative Agent, as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base shall then be made by Administrative Agent in its sole discretion in accordance with the standards set forth in Section 3.1 hereof. In the event of any special determination of the Borrowing Base pursuant to this Section, Administrative Agent in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

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3.5     Borrowing Base Deficiency.

(a)     If the Principal Debt then outstanding exceeds the amount of the Borrowing Base because of a periodic or special determination made pursuant to Sections 3.2 or 3.4 hereof (or a periodic or special determination combined with the Monthly Reduction Amount), then Administrative Agent shall notify Borrowers of the same (a “Borrowing Base Deficiency Notice”), and Borrowers shall within thirty (30) days following receipt of such Borrowing Base Deficiency Notice elect whether to (i) prepay an amount which will reduce the Principal Debt to the amount of the Borrowing Base, (ii) mortgage such other oil and gas properties as are acceptable to Administrative Agent, pursuant to security documents acceptable to Administrative Agent having present values which, in the opinion of Administrative Agent, based upon Administrative Agent’s evaluation of the engineering data provided it, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Principal Debt then outstanding, or (iii) do any combination of the foregoing as is acceptable to Administrative Agent. If Borrowers fail to make an election within thirty (30) days after receipt by any Borrower of the Borrowing Base Deficiency Notice, then Borrowers shall be deemed to have selected the prepayment option specified in clause (i) above.

(b)     Borrowers shall deliver such prepayments or mortgages of additional oil and gas properties in accordance with its election (or deemed election) pursuant to Section 3.5(a) as follows:

(i)       Prepayment Elections. If Borrowers elect (or is deemed to have elected) to prepay an amount in accordance with Section 3.5(a)(i) above, then Borrowers shall make such prepayment within sixty (60) days after receipt by any Borrower of the Borrowing Base Deficiency Notice.

(ii)      Elections to Mortgage Additional Oil and Gas Properties. If Borrowers elect to mortgage additional oil and gas properties in accordance with Section 3.5(a)(ii) above, then such property shall be acceptable to Administrative Agent with values determined by Administrative Agent in accordance with this Section 3 and Borrowers shall execute, acknowledge and deliver (or shall cause such other Mortgage Grantors to execute, acknowledge and deliver) to Administrative Agent security instruments acceptable to Administrative Agent within sixty (60) days after receipt by any Borrower of the Borrowing Base Deficiency Notice; provided, however (x) if none of the additional oil and gas properties offered by Borrowers are acceptable to Administrative Agent, Borrowers shall be deemed to have elected the prepayment option specified in Section 3.5(a)(i) (and Borrowers shall make such prepayment in accordance with Section 3.5(b)(i)); and (y) if the aggregate present values of additional oil and gas properties which are acceptable to Administrative Agent are insufficient to eliminate the Borrowing Base deficiency, then Borrowers shall be deemed to have selected the option specified in Section 3.5(a)(iii) (and Borrowers shall make prepayment and deliver security instruments as provided in Section 3.5(b)(iii)).

(iii)     Combination Elections. If Borrowers elect (or is deemed to have elected) to eliminate the Borrowing Base deficiency by a combination of prepayment and mortgaging of additional oil and gas properties in accordance with Section 3.5(a)(iii), then within sixty (60) days after receipt by any Borrower of the Borrowing Base Deficiency Notice, Borrowers shall execute, acknowledge and deliver to Administrative Agent security instruments acceptable to Administrative Agent covering such additional oil and gas properties and pay Administrative Agent the amount by which the Borrowing Base deficiency exceeds the present values of such additional oil and gas properties.

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3.6     Monthly Borrowing Base Reduction. The Borrowing Base in effect from time to time shall reduce automatically on the first day of each month in the amount (the “Monthly Reduction Amount”) determined in accordance with this Section. Initially, the Monthly Reduction Amount shall be the amount set forth below during the periods set forth opposite each amount:

Amount	Period

$0.00	Closing Date through August 31, 2011

$75,000	September 1, 2011 through Maturity Date

Each reduction shall occur automatically on the first day of each month. Upon any determination of the Borrowing Base, Administrative Agent reserves the right to revise the Monthly Reduction Amount as it deems appropriate in accordance with then current practices, customary procedures and standards used by Administrative Agent for its petroleum customers generally. If solely by reason of the reduction of the Borrowing Base pursuant to this Section 3.6 the Principal Debt then outstanding exceeds the Borrowing Base as reduced, then Borrowers shall promptly pay an amount which will reduce the Principal Debt then outstanding to an amount equal to or less than the Borrowing Base as so reduced.

3.7     Borrowing Base Increase Fee. A fee shall be paid for each incremental increase in the new Borrowing Base over the previously existing Borrowing Base. The amount of each such fee shall be one-half of one percent (0.5%) of the incremental increase. There shall be no obligation imposed upon Borrowers to accept an increase of the Borrowing Base proposed by Administrative Agent. However, if Borrowers accept the increase in the Borrowing Base, the fee shall be due and payable immediately and without regard as to whether Borrowers ever borrow the increased amount available under such new Borrowing Base. Determinations of when a fee is due shall be made by Administrative Agent and shall be conclusive and binding on the parties absent manifest error.

SECTION 4.     COLLATERAL

4.1     Mortgaged Properties. The payment and performance of the Note and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first and superior lien against the entire Mineral Interest of each Mortgage Grantor in the Mortgaged Properties and of each Borrower in all of its oil and gas properties pursuant to the terms of one or more deeds of trust (each an “Oil and Gas Mortgage”), which shall be in form and substance satisfactory to Administrative Agent. Borrowers covenant that the Recognized Value of all oil and gas properties under mortgage to Administrative Agent for the benefit of the Lenders and included in the Borrowing Base shall at all times be not less than eighty percent (80%) of the Recognized Value of all oil and gas properties owned by the Loan Parties. Should such percentage drop below eighty percent (80%), then the Loan Parties shall execute and deliver to Administrative Agent for the benefit of the Lenders one or more Oil and Gas Mortgages mortgaging such additional oil and gas properties having Recognized Values which, in the opinion of Administrative Agent taken in the aggregate, are sufficient to increase the total percentage of properties under mortgage to Administrative Agent and included in the Borrowing Base to at least eighty percent (80%) of the Recognized Value of all oil and gas properties then owned by the Loan Parties.

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4.2     Guaranty. The payment and performance of each Note and all of the other Obligations hereunder and under the Loan Documents shall be unconditionally guaranteed by the Guarantors, pursuant to one or more guaranty agreements (each, as amended from time to time, a “Guaranty Agreement”) which shall be satisfactory in form and substance to Administrative Agent.

4.3     Future Subsidiaries. In the event Administrative Agent consents to the creation or acquisition by any Borrower of any Subsidiary (which consent may be given or withheld in its discretion), such Borrower shall (a) execute and deliver to Administrative Agent a Pledge Agreement and all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding equity securities of any such Subsidiary which shall be endorsed or accompanied by stock powers executed in blank, as applicable, and (b) cause such Subsidiary to execute and deliver to Administrative Agent for the benefit of the Lenders a Security Agreement and a Guaranty Agreement and such other additional documents, certificates and legal opinions as shall be reasonably requested by Administrative Agent.

4.4     Concerning Title. Borrowers shall at all times have provided Administrative Agent title opinions or other title information and data acceptable to Administrative Agent covering at least eighty percent (80%) of the Recognized Value of the Mortgaged Properties, reflecting acceptable title, in the opinion of Administrative Agent, to the Mineral Interests in the Mortgaged Properties of the Loan Parties executing Oil and Gas Mortgages.

4.5     Security Agreement. The payment and performance of each Note and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first and superior lien against all personal property of Borrowers pursuant to the terms of one or more security agreements (each, a “Security Agreement”), which shall be in form and substance satisfactory to Administrative Agent.

4.6     Pampa, Texas Property. The payment and performance of each Note and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first and superior lien against certain real property commonly known as 2601 West Kentucky, Pampa, Texas, which consists of two improved buildings on site which are a 5,328 square foot shop building and 2,600 square foot office building, pursuant to the terms of an instrument (the “Pampa Deed of Trust”), which shall be satisfactory in form and substance to Administrative Agent.”

4.7     Cash Collateral Account. So long as the Obligations hereunder and under the Loan Documents remain unpaid, Borrowers shall notify all operators, all purchasers of production, account debtors, and any other Person making payments to Borrowers under any oil and gas lease, mineral or royalty interest or any interest in the Mortgaged Properties to make all payments to a special non-interest bearing account entitled “TransCoastal Cash Collateral Account” (the “Cash Collateral Account”) as cash collateral for the payment by Borrowers of all of the Obligations. Funds in the Cash Collateral Account shall at all times constitute collateral security to Administrative Agent for the benefit of the Lenders and be subject to a security interest in favor of Administrative Agent for the due and punctual payment in full of all of the Obligations. Until all of the Obligations are paid in full, funds in the Cash Collateral Account shall not be subject to the control of or withdrawal by Borrower. In case any Event of Default shall exist, Administrative Agent shall have the right and is hereby authorized, without obligation to resort to other security or to exercise any other right and without prior notice to Borrower, may, at any time and from time to time at its discretion, to apply any and all monies held in the Cash Collateral Account to the payment of the Obligations. The rights of Borrower and Administrative Agent with respect to the Cash Collateral Account are further set forth in an agreement (the “Account Agreement”) which shall be in such form as is mutually satisfactory to the parties. The Account Agreement shall be executed effective as of the Closing Date. Daily, on each Business Day, so long as no Event of Default has occurred and is continuing, Administrative Agent will sweep the Cash Collateral Account and deposit the proceeds thereof into one or more operating accounts of Borrowers held at Administrative Agent.

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SECTION 5.     CONDITIONS PRECEDENT TO CLOSING

The closing of the transactions contemplated by this Agreement shall take place on or before May 30, 2011, as the parties shall agree (the “Closing Date”). The obligations of Lenders as set forth herein are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions. In the event that Borrowers fail to satisfy any of the conditions precedent to the closing specified below and Administrative Agent nevertheless elects to close as an accommodation to Borrowers (there being no obligation or agreement that Administrative Agent will do so), such condition(s) shall not be deemed waived and Borrowers shall have thirty (30) days from the Closing Date to comply with such condition(s) to the satisfaction of Administrative Agent. Borrowers’ failure to satisfy such condition(s) precedent to the satisfaction of Lender within such thirty (30) day period shall constitute an Event of Default hereunder.

5.1     Origination Fee. Borrowers shall have paid a non-refundable origination fee in an amount equal to $75,000.

5.2     Effectiveness of Loan Documents. Each of the Loan Documents shall be in full force and effect.

5.3     Affidavit of Payment of Trade Bills. Each Mortgage Grantor shall have delivered to Administrative Agent an affidavit in the form of Exhibit C attached hereto (the “Affidavit of Payment of Trade Bills”) containing the information as provided therein, which shall be satisfactory to Administrative Agent.

5.4     Property Certificates. Each Mortgage Grantor shall have delivered to Administrative Agent certificates (whether one or more, the “Property Certificates”) for each producing oil and gas lease, well or unit, as appropriate, relating to the oil and gas properties described in an Oil and Gas Mortgage, which Property Certificates shall be in the form of Exhibit D attached hereto containing the information as provided therein, which shall be satisfactory to Administrative Agent.

5.5     Title. Each Borrower shall have delivered to Administrative Agent title opinions and other title information and data acceptable to Administrative Agent covering at least eighty percent (80%) of the Recognized Value of the Mortgaged Properties, reflecting title to the Mineral Interests of such Mortgage Grantor in the Mortgaged Properties which is acceptable to Administrative Agent. These title assurances shall include a title indemnity from Mortgage Grantor (the “Title Indemnity Agreement”), which shall be satisfactory in form and substance to Administrative Agent.

5.6     Legal Opinion. There shall have been delivered a favorable opinion of counsel for each Loan Party covering such matters incident to the Loan as Administrative Agent may reasonably request, including those matters described in Sections 9.7, 9.8, and 9.9.

5.7     Insurance Certificate. Administrative Agent shall have received evidence that Borrowers have obtained the policies of insurance specified and required by Section 7.5 hereof.

5.8     Documentation and Proceedings. Administrative Agent shall have received such evidence as Administrative Agent requires as to the existence, good standing, authority and capacity of each Loan Party which is an entity, including:

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(a)     For each corporation: An officer’s certificate (each an “Officer’s Certificate”) having attached thereto (i) a copy of its articles of incorporation and bylaws, and all amendments thereto, a certificate of incumbency of all of its officers who will be authorized to execute or attest any of the Loan Documents to which it is a party, and a copy of resolutions approving the Loan Documents to which it is a party and authorizing the transactions contemplated by this Agreement; and (ii) certificates of existence and good standing issued by the appropriate governmental officials of the state in which such corporation is organized.

(b)     For each limited liability company: an officer’s certificate (each an “LLC Officer’s Certificate”) having attached thereto (i) a true and complete copy of the articles of organization and operating agreement, and all amendments thereto, a certificate of incumbency of all of its members, managers and/or officers who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents; and (ii) certificates of existence, good standing and qualification to do business issued by the appropriate governmental officials of the state in which such limited liability company is organized.

5.9     Notice of Final Agreement. Each Loan Party shall have executed a notice in compliance with the provisions of Section 26.02 of the Texas Business and Commerce Code (the “Notice of Final Agreement”).

5.10     Reserved.

5.11     No Material Changes. Administrative Agent shall have received satisfactory evidence that (i) no material adverse change has occurred in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Loan Party or the Mortgaged Properties since December 31, 2010, and (ii) there is no suit, action, investigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that purports to affect materially and adversely any Loan Party or the Mortgaged Properties.

5.12     Proforma Balance Sheet. Borrower shall have delivered to Administrative Agent a proforma balance sheet which reflects the condition of Borrower following consummation of the Acquisition Agreements.

5.13     Representations and Warranties. All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

5.14     Expenses. Borrowers shall have paid all expenses of Administrative Agent in connection with the preparation of the Loan Documents and the making of the Loan, including but not limited to, the fees and expenses of counsel for Administrative Agent.

SECTION 6.     CONDITIONS PRECEDENT TO LOANS

The obligation of Lenders to make Loans to Borrowers is subject, at the time of the funding of each such Loan (the “Funding Date”), to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions:

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6.1     Borrowing Request. Borrowers shall have delivered to Administrative Agent, within the time frame specified in Section 2.1 hereof, a Borrowing Request appropriately completed in compliance herewith.

6.2     Availability of Commitment. The then Principal Debt plus the amount of the requested Loan shall be equal to or less than the Commitment.

6.3     Expenses. Borrowers shall have paid all expenses of Administrative Agent in connection with the making of the Loan.

6.4     Representations and Warranties. All representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects as though such representations and warranties have been made on and as of the Funding Date.

6.5     No Default. There shall exist no Event of Default or Potential Default hereunder.

6.6     Change in Condition. No change has occurred which has had or could have a Material Adverse Effect.

6.7     Additional Conditions for Future Acquisitions. The obligation of Lenders to make Loans to Borrowers for the acquisition of interests in oil and gas properties shall be further subject, on the Funding Date, to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions:

A.     Future Acquisition Documents. Administrative Agent shall have received (i) a true and complete executed copy of each of the acquisition documents for such transaction (the “Future Acquisition Documents”); (i) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the properties subject to the Future Acquisition Documents; and (iii) such other related documents and information as Administrative Agent shall have requested with respect to the transaction contemplated by the Future Acquisition Documents.

B.     Certificate. Administrative Agent shall have received a certificate of Borrowers certifying (i) that one or more Borrowers are concurrently consummating the acquisition contemplated by the Future Acquisition Documents and all material conditions precedent thereto have been satisfied in all material respects by all of the parties thereto; (ii) as to the amount of the final purchase price for the properties subject to the Future Acquisition Documents after giving effect to all adjustments as of the closing date as contemplated by the Future Acquisition Documents and specifying, by category, the amount of such adjustment; (iii) that attached thereto is a true and complete list of all of the properties subject to the Future Acquisition Documents which are being acquired by such Borrower(s); (iv) that attached thereto is a true and complete list of properties subject to the Future Acquisition Documents which have been excluded from the acquisition pursuant to the terms of the Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental, (4) casualty loss, or (5) other (which is to be explained); (v) that attached thereto is a true and complete list of all properties subject to the Future Acquisition Documents for which any seller has elected to cure a title defect, specifying the nature of that title defect and the time frame within which it is expected to be cured, (vi) that attached thereto is a true and complete list of all properties subject to the Future Acquisition Documents for which any seller has elected to remediate an adverse environmental condition; and (vii) that attached thereto is a true and complete list of all properties subject to the Future Acquisition Documents which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential right. Borrowers shall deliver a preliminary draft of such certificate not less than three (3) days prior to the proposed closing of the acquisition.

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C.     Mortgage of Acquired Properties. Borrowers shall have mortgaged the properties acquired by the Future Acquisition Documents to Lender pursuant to the terms of one or more Oil and Gas Mortgages. In connection therewith, Administrative Agent shall have received evidence satisfactory to it that all liens against such properties have been released or terminated and that arrangements satisfactory to Administrative Agent have been made for recording and filing of such releases.

D.     Title Assurances. Borrowers shall have delivered to Administrative Agent title information and data acceptable to Lender relating to title to the Mineral Interests in the properties being acquired pursuant to the Future Acquisition Documents. These title assurances shall include a Title Indemnity Agreement, and such post closing title work as Administrative Agent may request.

SECTION 7.     AFFIRMATIVE COVENANTS

Until full payment and performance of all Obligations of Borrowers under the Loan Documents and unless Administrative Agent consents otherwise in writing (and without limiting any requirement of any other Loan Document), each Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.1 and 7.2) cause each Subsidiary and Mortgage Grantor to:

7.1     Financial Statements and Other Information. Deliver or cause to be delivered to Administrative Agent:

A.     Annual Financial Statements. Within one hundred twenty (120) days of its fiscal year end, its annual financial statements to include a balance sheet, an income statement, a cash flow statement and such other statements and supporting schedules or documentation as Administrative Agent may require. These financial statements must be reviewed by an independent certified public accounting firm acceptable to Administrative Agent. The statements shall be prepared on a consolidated and consolidating basis.

B.     Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter (including the last fiscal quarter in each fiscal year), its quarterly financial statements, certified and dated by an authorized financial officer of such Borrower. The statements shall be prepared on a consolidated basis.

C.     Financial Statements of Guarantors. Within thirty (30) days after each calendar year end during the term hereof, each Guarantor’s financial statements. The financial statements of each individual Guarantor shall be on a financial statement form acceptable to Administrative Agent. The financial statements of each entity Guarantor (i) shall include a balance sheet, an income statement, a cash flow statement, and such other statements and supporting schedules or documentation as Administrative Agent may require, (ii) shall be prepared on a consolidated and consolidating basis, and (iii) shall be certified and dated by an authorized officer of such entity.

D.     Tax Returns. Copies of the federal income tax returns of each Borrower and each Guarantor within thirty (30) days of filing, and copies of any extensions of the filing dates.

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E.     Compliance Certificate. Contemporaneously with the delivery of its annual and quarterly financial statements, a compliance certificate in the form of Exhibit B attached hereto signed by its chief executive officer or an authorized financial officer setting forth (i) the information and computations (in sufficient detail) to establish that it is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action it is taking and proposes to take with respect thereto.

F.     Reserve Report and Other Data. On or before April 1 and October 1 of each year (i) a Reserve Report, and (ii) a schedule comparing the net revenue interests of each well or lease of the Mortgaged Properties as reflected in each Oil and Gas Mortgage after giving effect to all encumbrances listed thereon, to the net revenue interests for such properties reflected in the Reserve Report along with an explanation as to any material discrepancies between the two net revenue interest disclosures, and (iii) such other reports, lease operating statements and financial records as Administrative Agent may request from time to time in order to determine the Borrowing Base.

G.     Quarterly Production Reports. As soon as available and in any event not later than the forty-fifth (45th) day following the end of each quarter, internally prepared production reports showing for each of the Mortgaged Properties on a lease-by-lease or unit basis for the quarter covered thereby all production of oil, gas and other hydrocarbons therefrom during the subject quarter, all proceeds received during the subject quarter from the sale of production from such properties, all expenses and taxes incurred during the subject quarter attributed to such properties, a description of all material operations conducted on such properties since the last quarterly report (including the number of wells drilled, operated or abandoned), and such other information as Administrative Agent may reasonably request.

H.     Commodity Hedge Position. On or before April 1 and October 1 of each year, a report of such Borrower’s commodity hedge position.

I.      Cash Reconciliation. Within seven (7) days after each calendar month during the term hereof, a reconciliation of Borrowers’ previous month cash flow in form and substance acceptable to Administrative Agent.

J.     Additional Information. Such additional information, reports and statements with respect to the business operations and financial condition of any Loan Party as Administrative Agent may reasonably request from time to time.

7.2     Adverse Conditions or Events. Promptly advise Administrative Agent in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect any Loan Party’s financial condition or operations, the collateral from time to time securing the Loan, or Lenders’ rights under the Loan Documents, (ii) any litigation filed by or against any Loan Party in which the amount in controversy exceeds $50,000, (iii) the occurrence of any Event of Default, or of any Potential Default, or the failure of any Loan Party to observe any of its undertakings hereunder or under any of the other Loan Documents, (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $50,000, and (v) any other event which has or could have a Material Adverse Effect (including, the termination of any material labor contract, any material labor dispute, or any strike, lockout, walkout, or other dispute to which any Loan Party is a party or which affects or may affect any of its property.

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7.3     Engineering Expenses. Pay all engineering expenses incurred by Administrative Agent in connection with the administration of the credit facility evidenced by this Agreement.

7.4     Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes and assessments and lawful claims which, if unpaid, might by law become a lien against its assets, as the same become due and payable, except to the extent the same are being Contested in Good Faith.

7.5     Insurance. Keep, and cause each Mortgage Grantor to keep, its properties of an insurable nature insured at all times against such risks and to the extent that like properties are customarily insured by other companies engaged in the same or similar businesses similarly situated, and maintain insurance of the types and in the coverage amounts and with reasonable deductibles as are usual and customary. Each Borrower shall promptly give Administrative Agent notice of any cancellation, alteration or amendment of an insurance policy received by it from an insurer or from the operator. If requested by Administrative Agent, such insurance policies shall (1) provide that Administrative Agent shall receive prompt notice of any claims filed thereunder; (2) include a standard mortgagee clause in favor of Administrative Agent for the benefit of the Lenders with loss payable for all claims in excess of $10,000 to Administrative Agent for the benefit of the Lenders; and (3) provide that no adverse alteration or cancellation thereof shall be effective as against Administrative Agent until ten (10) days after written notice of such alteration or cancellation is given to Administrative Agent. Each Borrower shall deliver to Administrative Agent certificates of insurance coverage for each Mortgaged Property on the Closing Date and thereafter as and when requested by Administrative Agent.

7.6     Compliance with Governmental Requirements. Comply with all applicable Governmental Requirements and provide evidence thereof to Administrative Agent if requested by Lender.

7.7     Compliance with Material Agreements. Comply in all respects with all existing and future agreements, indentures, mortgages, or documents which are binding upon it or affect any of its properties or business, a breach of which (when considered alone or when aggregated with the effect of other breaches) could have a Material Adverse Effect.

7.8     Maintenance of Records. Keep at all times books and records of account in accordance with GAAP in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs of Borrower, and it will provide adequate protection against loss or damage to such books of record and account.

7.9     Inspection of Books and Records. Allow any representative of Administrative Agent to visit and inspect the Mortgaged Properties, to examine its books of record and account and to discuss its affairs, finances and accounts with any of its officers, directors, employees and agents, all at such reasonable times and as often as Administrative Agent may request.

7.10   Existence and Qualification. Preserve and maintain its existence and good standing in Texas and in each other jurisdiction in which qualification is required.

7.11   Green Bank, N.A. as Principal Depository. Maintain, and cause the Guarantors to maintain, Green Bank, N.A. as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. Notwithstanding the foregoing, each Guarantor may maintain accounts with other banks so long as the aggregate amount held in such accounts of any Guarantor does not exceed $10,000.

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7.12     Hedging Contracts. Prior to the funding of any Loans hereunder (other than with respect to the refinancing of Borrowers’ existing Debt on or about the Closing Date), establish and, at all times during the term hereof, maintain Hedging Contracts on at least 70% of Borrower's aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of Borrower's business for not less than an 18-month period with the purpose and effect of fixing prices on oil and gas expected to be produced by Borrower during such period.

7.13     Further Assurances. Make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other actions as Administrative Agent may from time to time deem necessary or appropriate in connection with this Agreement or any of the other Loan Documents (a) to cure any defects in the creation of the Loan Documents, or (ii) to evidence further or more fully describe, perfect or realize on the collateral intended as security, or (iii) to correct any omissions in the Loan Documents, or (iv) to state more fully the security for the Obligations, or (v) to perfect, protect or preserve any liens pursuant to any of the Loan Documents, or (vi) for better assuring and confirming unto Lender all or any part of the security for any of the Obligations.

SECTION 8.     NEGATIVE COVENANTS

Until full payment and performance of all Obligations under the Loan Documents, no Borrower shall nor shall it permit any Subsidiary to, directly or indirectly, without the prior written consent of Administrative Agent (and without limiting any requirement of any other Loan Documents):

8.1     Current Ratio. Permit at any fiscal quarter end beginning with the fiscal quarter ending June 30, 2011, the ratio of its Current Assets to Current Liabilities to be less than 1.0 to 1.0.

8.2     Debt to Worth Ratio. Permit as of any fiscal quarter end beginning with the fiscal quarter ending June 30, 2011, its ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth to be greater than 2.0 to 1.0.

8.3     Interest Coverage Ratio. Permit at any fiscal quarter end beginning with the fiscal quarter ending June 30, 2011, its ratio of EBITDAX to Interest Expense to be less than (a) for each fiscal quarter ending on or prior to December 31, 2011, 3.00 to 1.00, (b) for the fiscal quarter ending March 31, 2012, 3.25 to 1.00, and (c) for each fiscal quarter ending on or after June 30, 2012, 3.50 to 1.00. Notwithstanding the foregoing, during any period in which Borrowers are making principal payments as required by Section 2.4, Borrowers shall be required to maintain a ratio of EBITDAX to Interest Expense of not less than 1.25 to 1.00.

8.4     Negative Pledge. Grant, suffer or permit, or permit any Mortgage Grantor to grant or suffer or permit, any contractual or noncontractual lien on or security interest in its assets, except for Permitted Liens.

8.5     Sale of Assets. Directly or indirectly sell, lease or otherwise dispose of (by farmout or otherwise) any of its assets other than (a) sales of hydrocarbons in the ordinary course of business, and (b) any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over the Mineral Interests, and (c) sales and dispositions permitted by the Oil and Gas Mortgages, and (d) other assets sold in the ordinary course of such Borrower’s business provided that such sales do not exceed $50,000 in the aggregate in any six (6) month period commencing on a Determination Date.

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8.6     Sale or Discount of Receivables. Sell with recourse or discount, or sell for less than the greater of face or market value thereof, any of its accounts receivable.

8.7     Merger, Etc. Enter into any merger or consolidation.

8.8     Extensions of Credit. Make any loan or advance to any individual, partnership, corporation or other entity without consent of Administrative Agent, except (a) loans and intercompany adjustments between it and its subsidiaries occurring in the ordinary course of business, and (b) advances made to its employees for the payment by them of items for which an expense report or voucher will be filed and which items will constitute ordinary and necessary business expenses of such Borrower, and (c) accounts payable to trade creditors for goods or services which are not more than 60 days from the billing date, which are incurred in the ordinary course of business as presently conducted, and which are paid within the specified time, unless Contested in Good Faith.

8.9     Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to the Lenders, except for (a) normal trade debts incurred in the ordinary course of its business; (b) existing indebtedness disclosed to Administrative Agent in writing and acknowledged by Administrative Agent prior to the date of this Agreement; (c) leases of personal property which are not “capital leases” under GAAP and for which the lessor’s remedy for a breach by the lessee thereunder is limited to recovery of the item leased; (d) indebtedness created under Hedging Contracts; (e) Subordinated Liabilities; and (f) other indebtedness in addition to that permitted by clauses (a) through (e) immediately preceding in an aggregate principal amount not exceeding $50,000 at any time outstanding.

8.10   Dividends and Distributions. (a) Declare or pay any dividends or distributions; or (b) purchase, redeem, retire or otherwise acquire for value any of its Equity Interests now or hereafter outstanding; or (c) make any distribution of assets to the holders of its Equity Interests, whether in cash, assets, or in obligations of such Borrower; or (d) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any of its Equity Interests; or (e) make any other distribution by reduction of capital or otherwise in respect of any of its Equity Interests.

8.11   Hedging Contracts. Enter into any Hedging Contracts, except:

A.     Commodity Contracts. Contracts entered into with the purpose and effect of fixing prices on oil and gas expected to be produced by Borrower, provided that at all times (1) in the case of those Hedging Contracts which have mark-to-market exposure or call options, the aggregate monthly production covered by all such contracts (as determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 75% of Borrower's aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of Borrower's business for such month; (2) no such contract requires Borrower to put up money, assets, or other security (other than Letters of Credit) against the event of its nonperformance prior to actual default by Borrower in performing its obligations thereunder; and (3) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or an affiliate of a Lender) at the time of the contract is acceptable to Administrative Agent.

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B.     Interest Rate Contracts. Contracts entered into by it with the purpose and effect of fixing interest rates on a principal amount of its indebtedness that is accruing interest at a variable rate, provided that (1) the aggregate notional amount of such contracts never exceeds a percentage acceptable to Administrative Agent of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, (2) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, and (3) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or an affiliate of a Lender) at the time of the contract is acceptable to Administrative Agent.

8.12     Principal Debt not to Exceed Commitment. Permit at any time the Principal Debt to exceed the Commitment.

8.13     Investments. Invest in (by capital contribution or otherwise), or acquire or purchase or make any commitment to purchase the obligations or stock of, any entity, except for Permitted Investments.

8.14     Gas Balancing Agreements and Advance Payment Contracts. Incur, become or remain liable for, or permit any Mortgage Grantor to incur, become or remain liable for, any Material Gas Imbalance. Such Borrower will not incur liability for, or permit any Mortgage Grantor to incur liability for, Advance Payments under Advance Payment Contracts which are to be satisfied by delivery of production in excess of $100,000 in the aggregate.

8.15     Change of Operator. To the extent that Borrower has the right to prevent it under any applicable joint operating agreement or by voluntary action by Borrower, permit any operator presently operating any of the Mortgaged Properties to cease being the operator of such Mortgaged Properties for any reason, except to the extent any Borrower is the successor operator.

8.16     Change of Control of any Borrower. Permit the change of control of any Borrower. “Change of control” as used in the preceding sentence means (a) the acquisition of more than fifty percent (50%) of the outstanding Equity Interests of any Borrower by any Person or group of Persons acting in concert, or (b) the acquisition of more than ten percent (10%) of the outstanding Equity Interests of any Borrower by any Person or group of Persons acting in concert if at any time following such acquisition of ten percent (10%) or more of such Borrower’s outstanding Equity Interests more than fifty percent (50%) of the Persons serving on the board of directors of such Borrower are Persons proposed directly or indirectly by the Persons or group of Persons acting in concert who have acquired such ten percent (10%) or more of Borrower’s outstanding Equity Interests.

8.17     Change in Management. Permit any of Stuart G. Hagler, David J. May, or W. A. Westmoreland to cease for any reason to be actively involved on a fulltime basis with the executive management of each Borrower.

8.18     Change in Nature of Business. Conduct any business other than, or make any material change in the nature of, its business as carried on as of the date hereof.

8.19     Arm’s Length Transactions. Enter into a transaction with any affiliate, except a transaction upon terms that are not materially less favorable to it than would be obtained in a transaction negotiated at arm’s length with an unrelated third party.

8.20     Subsidiaries. Form or acquire any subsidiaries.

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8.21     Exceptions. Take any action which is permitted, but not required, by any covenant contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

SECTION 9.     REPRESENTATIONS AND WARRANTIES

Each Borrower hereby jointly and severally represents and warrants to Lenders as follows:

9.1     Title. Each Mortgage Grantor has good and defensible title to its properties (including without limitation its Mineral Interests) free and clear of any security interest, mortgage, deed of trust, pledge, lien, title retention document or encumbrance of any character, except for Permitted Liens. Each Mortgage Grantor owns the net interest in production attributable to the wells and units evaluated in the Reserve Report delivered to Administrative Agent prior to the date of this Agreement, and the ownership of the Mineral Interests reflected in such Reserve Report does not obligate such Mortgage Grantor to bear the costs and expenses related to the maintenance, development and operation of such Mineral Interests in an amount in excess of the working interests of such Mineral Interests set forth in such Reserve Report. Upon the delivery of each Reserve Report to be furnished to Administrative Agent pursuant to Section 7.1F, the statements made in the preceding sentences of this Section shall be true and correct with respect to such Reserve Report.

9.2     Licenses, Permits, Etc. Each Mortgage Grantor possesses all licenses, permits, franchises and intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and presently proposed to be conducted hereafter, and no Loan Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

9.3     Gas Balancing Agreements and Advance Payment Contracts. On the date of this Agreement, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by it under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $100,000.

9.4     Refunds. No orders of, proceedings pending before, or other requirements of, any Governmental Authority exists which could result in any Mortgage Grantor being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons produced from the Mortgaged Properties.

9.5     Concerning the Mortgaged Properties. The Mortgaged Properties are described in and covered by the Reserve Reports which have previously been delivered to and relied upon by Lenders in connection with this Agreement.

9.6     Financial Statements. The financial statements of each Loan Party heretofore delivered to Administrative Agent have been prepared in accordance with GAAP and fairly present such Loan Party’s financial condition as of the date or dates thereof, and there have been no material adverse changes in such Loan Party’s financial condition or operation since the date or dates thereof.

9.7     Good Standing. TransCoastal Partners, LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in Texas and in each other jurisdiction in which it does business. TransCoastal Corporation is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in Texas and in each other jurisdiction in which it does business.

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9.8       Authority and Compliance. Each Loan Party has full power and authority to execute, deliver and perform the Loan Documents to which it is a party and to incur and perform the obligations provided for therein. No consent or approval of any Governmental Authority or other third party is required as a condition to the validity or performance of any Loan Document, and each Loan Party is in compliance with all Governmental Requirements to which it is subject.

9.9       Binding Agreements. This Agreement and the other Loan Documents executed by each Loan Party constitute valid and legally binding obligations of such Loan Party, enforceable in accordance with their terms.

9.10     Litigation. Except as set forth on Schedule 9.10, there is no proceeding involving any Loan Party pending or, to the knowledge of any Borrower, threatened before any court or Governmental Authority, agency or arbitration authority, except as disclosed to Administrative Agent in writing and acknowledged by Administrative Agent prior to the date of this Agreement. The litigation described on Schedule 9.9, if adversely decided, will not have a Material Adverse Effect.

9.11     No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of any Loan Party and no provision of any existing agreement, mortgage, indenture or contract binding on any Loan Party or affecting any property of any Loan Party, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

9.12     Taxes. All taxes and assessments due and payable by each Loan Party have been paid or are being Contested in Good Faith. Each Loan Party has filed all tax returns which it is required to file.

9.13     Net Revenue Interest and Working Interest. Each Mortgage Grantor is entitled to receive a decimal share of all oil, gas or other hydrocarbons produced from, or allocated to, each well or unit or lease of each Mortgaged Property equal to not less than the decimal share set forth in the column headed “NRI” on Schedule I, and obligating such Mortgage Grantor to bear a decimal share of the cost of the operation of such well, lease or unit to not more than the decimal share set forth in the column headed “WI” on Schedule I.

9.14     No Default. No Event of Default or Potential Default has occurred and is continuing.

9.15     Adverse Circumstances. Neither the business nor any property of any Loan Party is presently affected by any fire, explosion, accident, strike, lockout, or other dispute, embargo, act of God, act of public enemy, or similar event or circumstance.

9.16     Accuracy of Information. To the best of its knowledge, all factual information furnished to Administrative Agent in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Administrative Agent and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

9.17     ERISA. Each Loan Party is in compliance in all material respects with all applicable provisions of ERISA except where failure to so comply would not result in a Material Adverse Effect. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan; no notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated; no Loan Party nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan; and each Loan Party and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans.

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9.18     Environmental. The conduct of its business operations and the condition of its properties operated or managed by it does not and will not, and to its knowledge the condition of its properties which are operated or managed by others does not and will not, violate any federal laws, rules or ordinances for environmental protection, or regulations of the Environmental Protection Agency, or any applicable local or state law, rule, regulation or rule of common law, or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

9.19     Compliance With Laws. Each Mortgage Grantor is in compliance in all material respects with all applicable laws to which it, or any of its assets or properties, are subject, provided that this warranty is made to Borrower’s knowledge with respect to its assets or properties which are operated or managed by others.

9.20     Hedging Contracts. Except as set forth on Schedule 9.20, it is not a party to any Hedging Contact.

9.21     Not a Utility. No Mortgage Grantor is engaged in the State of Texas in the (i) generation, transmission, or distribution and sale of electric power, (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use, (iii) provision of telephone or telegraph service to others, (iv) production, transmission, or distribution and sale of steam or water, (v) operation of a railroad, or (vi) provision of sewer service to others.

9.22     Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)     No Mortgage Grantor is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b)     None of any Borrower, any Person controlling any Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

9.23     Subsidiaries. It has no Subsidiaries.

9.24     OFAC.   No Loan Party nor any affiliate of a Loan Party: (a) is a Sanctioned Person, (b) owns assets of a Sanctioned Entity, or (c) derives any income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

9.25     Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of each Funding Date and in all instances shall be materially true and correct.

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SECTION 10.     DEFAULT

Any of the following shall constitute events of default (each an “Event of Default”):

10.1     Nonpayment. (a) Any Borrower shall default in the due and punctual payment of any principal or interest of any Note when due and payable, whether at maturity or otherwise, or (b) any Loan Party shall default in the due and punctual payment of any of the other Obligations when due and payable, whether at maturity or otherwise.

10.2     Representations and Warranties. Any representation, warranty or statement made by any Loan Party herein or otherwise in writing in connection herewith or in connection with any of the other Loan Documents and the agreements referred to herein or therein or in any financial statement, certificate or statement signed by any officer or employee of any Loan Party and furnished pursuant to any provision of the Loan Documents shall be breached, or shall be materially false, incorrect or incomplete when made.

10.3     Default in Covenants Under Agreement. (a) Any Borrower shall default in the due performance or observance by it of any term, covenant or agreement set forth in Section 7.2 or in Section 8.1 through Section 8.22 or, (b) any Borrower shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement other than those specified in clause (a) immediately preceding (and other than those covered by another Section in this Section 10), and such default continues unremedied for a period of thirty (30) days after notice thereof from Administrative Agent or Administrative Agent is notified of such default or should have been so notified pursuant to the provisions of Section 7.2 hereof, whichever is earlier.

10.4     Default in Other Loan Documents. Any Loan Party shall default in the due performance of or observance by it of any term, covenant or agreement on its part to be performed pursuant to the terms of any of the other Loan Documents and the default shall continue unremedied beyond any grace or cure period therein provided.

10.5     Default in Other Debt. An event of default shall occur under the provisions of any instrument (other than the Loan Documents) evidencing indebtedness of any Loan Party for the payment of borrowed money or of any agreement relating thereto, the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due and payable prior to its stated maturity (whether or not the holder actually exercises such option).

10.6     Validity of Loan Documents. Any of the Loan Documents shall cease to be a legal, valid and binding agreement enforceable against any party executing the same in accordance with the respective terms thereof, or shall in any way be terminated, or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers and privileges intended to be created thereby.

10.7     Bankruptcy. Any Loan Party shall suspend or discontinue its business operations, or shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning any Loan Party under any Debtor Relief Law; or any involuntary case shall be commenced against any Loan Party under any Debtor Relief Law and such involuntary case shall not be dismissed within thirty (30) days of filing; or any Loan Party shall become insolvent (howsoever such insolvency may be evidenced).

10.8     Judgments and Decrees. Any Loan Party shall suffer a final judgment for the payment of money and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced, or, if commenced, has been effectively stayed. Any order, judgment or decree shall be entered in any proceeding against any Loan Party decreeing the dissolution or split up of such entity and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

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10.9     Hedging Contract Default. A default shall occur under any Hedging Contract to which any Borrower or any Affiliate of any Borrower is a party, and such default shall continue unremedied beyond any grace or cure period therein provided.

10.10     ERISA. Any of the following events shall occur or exist with respect to any Borrower and any ERISA Affiliate under ERISA and the regulations promulgated thereunder:

(a)     any Reportable Event shall occur;

(b)     complete or partial withdrawal from any Multiemployer Plan shall take place;

(c)     any Prohibited Transaction shall occur;

(d)     a notice of intent to terminate an ERISA Plan shall be filed, or an ERISA Plan shall be terminated; or

(e)     circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate an ERISA Plan, or the PBGC shall institute such proceedings;

and in each case above, such event or condition, together with all other events or conditions, if any, could subject any Borrower to any tax, penalty or other liability which in the aggregate may exceed $10,000.

SECTION 11.     REMEDIES

11.1     Remedies. Upon the occurrence of a Bankruptcy Event of Default, the entire principal of and accrued interest on the Obligations (other than Obligations outstanding under any Lender Hedging Contracts which shall be governed by and due in accordance with the provisions thereof) shall forthwith be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except as otherwise expressly provided in this Agreement) and further actions of any kind, all of which are hereby expressly waived by Borrowers. In the event that any other Event of Default shall occur and be continuing, Administrative Agent may with the consent of the Required Lenders, or upon request of the Required Lenders, Administrative Agent shall, without demand or notice of its election terminate its obligation to make further Loans hereunder and/or declare the entire unpaid balance of each Note and all other Obligations of Borrowers to Lenders (other than Obligations outstanding under any Lender Hedging Contracts which shall be governed by and due in accordance with the provisions thereof), or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on each Note and other Obligations (other than Obligations outstanding under any Lender Hedging Contracts which shall be governed by and due in accordance with the provisions thereof) shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except as otherwise expressly provided in this Agreement) and further actions of any kind, all of which are hereby expressly waived by Borrowers. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may with the consent of the Required Lenders, or Administrative Agent shall, at the request of the Required Lenders (a) exercise any and all rights under or pursuant to any of the Loan Documents, (b) exercise any and all rights afforded to Administrative Agent by the laws of the State of Texas or any other applicable jurisdiction or in equity or otherwise, as Administrative Agent may deem appropriate, and (c) terminate the Commitment.

11.2     Application of Funds. Upon the exercise of remedies provided for in Section 11.1 hereof (or after the Obligations have automatically become immediately due and payable as set forth in Section 11.1 hereof), any amounts received on account of the Obligations shall be applied in the following order:

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First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel) owed by Borrowers pursuant to Section 12 hereof or owed by Borrowers to the Lenders or any Affiliates of the Lenders in connection with any Lender Hedging Contract, ratably between them in proportion to the respective amounts described in this Clause First held by them.

Second, to the payment of that portion of the Obligations constituting accrued interest under each Note.

Third, to the payment of that portion of the Obligations constituting unpaid principal of each Note and that portion of the Obligations constituting the unpaid amount of any net obligation under any Lender Hedging Contract owed to a Lender or owed to any Affiliate of a Lender, ratably between them in proportion to the respective amounts described in this Clause Third held by them.

Last, the balance, if any, after all Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by law.

11.3     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of any Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lenders and their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lenders or their Affiliates may have. Each Lender agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.     EXPENSES AND INDEMNITY

12.1     Payment of Expenses. Borrowers shall promptly (and in any event, within 30 days after any invoice or other statement or notice) pay to Administrative Agent immediately upon demand the full amount of all costs and expenses (including without limitation attorneys’ fees, consultants’ fees, engineering fees, travel costs and miscellaneous expenses) incurred by Administrative Agent in connection with (a) negotiation, preparation, execution and delivery of this Agreement and each of the Loan Documents, and (b) any modifications of or consents or waivers under or amendments to or interpretations of this Agreement, each Note, or the other Loan Documents, and (c) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or other charges levied by any Governmental Authority or revenue authority in respect of this Agreement or any of the other Loan Documents, and (d) the filing, recording, refiling and rerecording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or rerecorded by the terms of any Loan Document, and (e) the cost of monitoring or confirming compliance with any covenants or conditions contained in this Agreement or any of the other Loan Documents. Borrowers further agree to pay on demand all costs and expenses of the Lenders, if any (including without limitation attorneys’ fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, arbitration proceedings, legal proceedings or otherwise) of the Loan Documents. Borrowers shall also pay any civil penalty or fine assessed by OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Lenders as a result of conduct by any Borrower that violated a sanction enforced by OFAC.

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12.2     Indemnity. Borrowers further agree to indemnify Administrative Agent, the Lenders and their employees and agents, from and hold them harmless against any and all losses, liabilities, claims, damages or expenses which any of them suffers or incurs as a result of the entering into this Agreement and the Loan Documents, or the consummation of the transactions contemplated by this Agreement and the Loan Documents, or the use or contemplated use of the proceeds of the Loan, or due to a release or alleged release of Hazardous Materials, including, without limitation, the fees and disbursements of counsel incurred in connection with any litigation, arbitration or other proceeding arising out of or by reason of any of the aforesaid. IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF AN INDEMNIFIED PARTY. No such indemnified party (an “Indemnified Party”), however, shall be entitled to be indemnified for its or his own gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnities shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, the holders of its Equity Interests or creditors, or by an Indemnified Party and whether or not the transactions hereby are consummated. Borrowers shall defend any claim for which an Indemnified Party is entitled to seek indemnity pursuant to the preceding sentence, and the Indemnified Party shall cooperate with the defense. The Indemnified Party may have separate counsel, and Borrowers will pay the expenses and fees of such separate counsel if either counsel for Borrowers or counsel for the Indemnified Party shall advise the Indemnified Party that the interests of both Borrowers and the Indemnified Party with respect to such claim are or with reasonable certainty will become adverse.

12.3     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any advance of any Loan or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.4     Payments. All amounts due under this Section 12 shall be payable not later than ten (10) Business Days after demand therefor.

12.5     Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the Obligations.

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SECTION 13.     MISCELLANEOUS

Borrowers, Administrative Agent and the Lenders further covenant and agree as follows, without limiting any requirement of any other Loan Document:

13.1     Notices; Effectiveness; Electronic Communication.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for such Person on its signature page. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Any Lender or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless a Lender otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Change of Address, Etc. Any party hereto may change its address or telecopier number or telephone number for notices and other communications hereunder by written notice to the other parties hereto.

13.2     Cumulative Rights and No Waiver. Each and every right granted to Administrative Agent or the Lenders under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Administrative Agent or the Lenders, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Administrative Agent or the Lenders of any right preclude any other or future exercise thereof or the exercise of any other right. Each Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on any Borrower in any case shall, of itself, entitle such Borrower to any other or future notice or demand in similar or other circumstances.

13.3     Choice of Law and Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS AND SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

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13.4     Successors and Assigns; Participations.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 (or otherwise agreed by Administrative Agent and Borrowers) unless such assignment is made to an existing Lender, to an Affiliate thereof, in which case no minimum amount shall apply, unless each of Administrative Agent and, so long as no Potential Default or Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that Borrowers shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrowers prior to such fifth (5th) Business Day;

(ii)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)     the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

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(c)     Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Dallas, Texas, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, with respect to such Lender’s information contained therein, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11 that directly affects such Participant. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.3 as though it were a Lender.

13.5     Authorization to File Financing Statements. Administrative Agent is authorized to complete and file financing statements in any state to perfect the security interests granted by any of the Loan Documents.

13.6     Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

13.7     Survivability. This Agreement shall continue in full force and effect until the Obligations are paid and performed in full and all of the Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnified Parties (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Obligations, and any release or termination of this Agreement or of any other Loan Documents.

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13.8     Waiver Fee. If Administrative Agent and the Lenders, at their discretion, agree to waive or amend any terms of this Agreement, Borrowers will, at Administrative Agent and the Lenders’ option, pay the Lenders a fee for each waiver or amendment in an amount advised by Administrative Agent at the time any Borrower requests the waiver or amendment. Nothing in this Section shall imply that Administrative Agent and the Lenders are obligated to agree to any waiver or amendment requested by any Borrower. Administrative Agent and the Lenders may impose additional requirements as a condition to any waiver or amendment.

13.9     Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and delivered to Administrative Agent and, in the case of an amendment, signed by Borrowers; provided, that no amendment, waiver or consent shall:

(a)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11) or the amount of Loans of any Lender without the written consent of such Lender;

(b)     postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)     reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of Borrower to pay interest at the rate set forth in Section 2.3 during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)     change Section 2.6 or Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(e)     change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)     release all Persons executing a Guaranty Agreement or release Persons executing a Guaranty Agreement comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 14.9), without the written consent of each Lender; or

(g)     release or permit a lien of Administrative Agent to be subordinated with respect to all or a material portion of the collateral for the Obligations or release any Oil and Gas Mortgage (other than as authorized in Section 14.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

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13.10     Environmental. Each Borrower will comply, and cause each Mortgage Grantor and each operator to comply, in all material respects with all environmental, health and safety laws and regulations applicable to it. Each Borrower shall immediately notify Administrative Agent of any remedial action taken by any Borrower under environmental laws with respect to its business operations. No Borrower will use or permit any other party to use any Hazardous Materials at any of any Borrower’s places of business or at any other property owned by any Borrower except such materials as are incidental to its normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Each Borrower agrees to permit Administrative Agent, its agents, contractors and employees to enter and inspect any of its places of business or any other of its property at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that it is complying with this covenant and Borrowers shall reimburse Administrative Agent on demand for the costs of any such environmental investigation and audit. Each Borrower shall provide Administrative Agent, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by its business operations within five (5) days of the request therefor.

13.11     Agreement Controlling. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents by a specific reference to the applicable provisions of this Agreement, to the extent there is a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms and provisions of this Agreement shall control. This Agreement replaces and supersedes in its entirety all prior agreements between the parties relating to the subject matter of this Agreement.

13.12     No Partnership, Etc.. The relationship between Administrative Agent, the Lenders and Borrowers is solely that of lender and borrower. Neither Administrative Agent nor any Lender has a fiduciary or other special relationship with or duty to any Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between any Borrower and any Lender. In no event shall Administrative Agent’s or the Lenders’ rights and interests under the Loan Documents be construed to give such party the right to control, or be deemed to indicate that Administrative Agent or the Lenders are in control of, the business, properties, management or operations of any Borrower. Any inspection or audit of the books and records of any Borrower, or the procuring of documents and financial or other information, by or on behalf of Administrative Agent shall be for Administrative Agent’s and the Lenders’ protection only and shall not relieve any Borrower of any of its obligations hereunder.

13.13     Interest Rate Limitation. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in the Loan Documents, in no event shall any Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the Maximum Rate. If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any Loan Documents, or in any communication by the Lenders or any other person to any Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither any Borrower nor any other person or entity now or hereafter liable for the payment of any Loan Documents shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by a Lender, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to Borrowers; and (d) the provisions of each of the Loan Documents, and any other communication to Borrowers, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by a Lender. The terms of this paragraph shall be deemed to be incorporated into each of the other Loan Documents.

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13.14     Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Documents to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

13.15     Form and Number of Documents. Each agreement, document, instrument, certificate or other writing required to be delivered to Lender under any provision of this Agreement shall be in form and substance and in such number of counterparts as may be satisfactory to Administrative Agent and its counsel.

13.16     Ceiling Election. To the extent that the Lenders are relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on each Note and/or any other portion of the Obligations, the Lenders will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent federal law permits the Lenders to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, the Lenders will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, the Lenders may, at their option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrowers as provided by applicable law now or hereafter in effect.

13.17     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or any Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Agreement shall become effective when it shall have been executed by Administrative Agent and the Lenders and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

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13.18     Reservations of Rights. Nothing in this Agreement shall be deemed to (a) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (b) apply to or limit the right of the Lenders (i) to exercise self help remedies such as (but not limited to) setoff, or (ii) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (iii) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (iv) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against a Lender in a state, federal or international court, Governmental Authority or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Subject to the terms of this Agreement, the Lenders may exercise the rights set forth in clauses (i) through (iv), inclusive, before, during or after the pendency of any proceeding brought pursuant to this Agreement.

13.19     Concerning Hedging Contracts. All Lender Hedging Contracts, if any, are independent agreements governed by the written provisions of said Lender Hedging Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Loan, except as otherwise expressly provided in said Lender Hedging Contracts, and any payoff statement from Administrative Agent relating to the Loan shall not apply to said Lender Hedging Contracts except as otherwise expressly provided in such payoff statement.

13.20     Administrative Agent’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Administrative Agent is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent, and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Administrative Agent, and (c) free from any limitation or requirement of reasonableness. Each provision for consent, approval, inspection, review, or verification by Administrative Agent is for Administrative Agent’s own purposes and benefit only.

13.21     WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

SECTION 14.     ADMINISTRATIVE AGENT

14.1     Appointment and Authority. Each of the Lenders hereby irrevocably appoints Green Bank, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of Administrative Agent and the Lenders, and neither Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

LOAN AGREEMENT - Page 40

14.2     Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

14.3     Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Governmental Requirements; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11 and Section 13.9) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to Administrative Agent by Borrowers or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

LOAN AGREEMENT - Page 41

14.4     Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.5     Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub agent and to the Affiliates of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.6     Resignation of Administrative Agent.

(a)     Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

LOAN AGREEMENT - Page 42

14.7     Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.8     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

14.9     Collateral and Guaranty Matters. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion,

(a)     to release any lien on any collateral granted to or held by Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Lenders’ Commitments, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.9, if approved, authorized or ratified in writing by the Required Lenders; and

(b)     to release any Person from its obligations under a Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Person from its obligations under a Guaranty Agreement in each case pursuant to this Section.

SECTION 15.     NOTICES

15.1     Notice of Final Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

15.2     USA Patriot Act Notice. Administrative Agent hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Administrative Agent to identify each Borrower in accordance with the Patriot Act.

LOAN AGREEMENT - Page 43

15.3     Amendment and Restatement. This Agreement is executed in Amendment and Restatement of that certain Loan Agreement dated June 29, 2009, as amended, by and among Park Cities Bank and Borrowers, as the same was assigned by Park Cities Bank to Administrative Agent pursuant to that certain Note/Lien Assignment Agreement of even date herewith.

[This space is left intentionally blank. The next page is the signature page.]

LOAN AGREEMENT - Page 44

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

TRANSCOASTAL PARTNERS, LLC

By
Stuart G. Hagler
Manager

TRANSCOASTAL CORPORATION

By
Stuart G. Hagler
President

LOAN AGREEMENT - Signature Page

GREEN BANK, N.A.

By
Jeff Cheatham, Senior Vice President

LOAN AGREEMENT - Signature Page

LIST OF EXHIBITS

Schedule 1	Mortgaged Properties	§ 1.1

Schedule 2	Commitments	§ ___

Schedule 9.10	Claims and Litigation	§ 9.10

Schedule 9.20	Existing Hedging Contracts	§ 9.20

A	Borrowing Request	§ 2.1

B	Compliance Certificate	§ 7.1

C	Affidavit of Payment of Trade Bills	§ 5.3

D	Property Certificate	§ 5.4

E	Assignment and Assumption	§ 1.1

LIST OF EXHIBITS - Page Solo

SCHEDULE 1 – MORTGAGED PROPERTIES

Reserve	Lease Name	Field

Proved Producing	MEERS -C- - 4	PANHANDLE GRAY COUNTY FIELD
Proved Producing	WAB-EVELYN 3 - 3	PANHANDLE CARSON COUNTY FIELD
Proved Producing	PUGH	MOON SE
Proved Producing	DONALD & DONALD 5	MPS (ELLENBURGER)
Proved Producing	STEVENSON -A- 26 - 2	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Producing	WALBERG 1 - 1	PANHANDLE GRAY COUNTY FIELD
Proved Producing	DONALD & DONALD 4	MPS (ELLENBURGER)
Proved Producing	SAUNDERS -B- 7 - 7	PANHANDLE GRAY COUNTY FIELD
Proved Producing	BONEY, T. J. NCT-3 6 - 2	PANHANDLE CARSON COUNTY FIELD
Proved Producing	SHORT 2 - 2	PANHANDLE GRAY COUNTY FIELD
Proved Producing	MAGIC 4 - 2	PANHANDLE CARSON COUNTY FIELD
Proved Producing	ENSERCH 2 - 2	PANHANDLE CARSON COUNTY FIELD
Proved Producing	DONALD & DONALD 6	MPS (ELLENBURGER)
Proved Producing	KRAMER - 1	EANES (ATOKA)
Proved Producing	DAUBE 1	EANES
Proved Producing	PHILLIPS, BILL 2 - 2	PANHANDLE HUTCHINSON COUNTY FLD.
Proved Producing	COBB 2 - 2	PANHANDLE GRAY COUNTY FIELD
Proved Non-Producing	01 Boney, TJ #7 - Rig #1 a	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	21 Cobb #2 - Rig #2 a	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	41 Bill Phillips #2 - Rig #3 a	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	02 Boney, TJ #12 - Rig #1 b	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	25 Jackson #3 - Rig #2 b	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	42 Bill Phillips #3 - Rig #3 b	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	03 Boney, TJ #13 - Rig #1 c	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	26 Jackson #4 - Rig #2 c	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	43 Bill Phillips #4 - Rig #3 c	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	04 Boney, TJ #15 - Rig #1 d	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	27 Jackson #5 - Rig #2 d	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	44 Bill Phillips #5 - Rig #3 d	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	05 Boney, TJ #16 - Rig #1 e	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	51 Stevenson A #4 - Rig #3 e	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	06 Boney, TJ #19 - Rig #1 f	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	52 Stevenson A #5 - Rig #3 f	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	07 Boney, TJ #20 - Rig #1 g	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	36 Meers Gas Well #1 - Rig #2 g	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	53 Stevenson A #9 - Rig #3 g	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	08 Boney, TJ #21 - Rig #1 h	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	37 Meers C #9 - Rig #2 h	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	54 Stevenson A #10 - Rig #3 h	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	09 Boney, TJ #22 - Rig #1 i	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	55 Stevenson A #11 - Rig #3 i	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	71 Saunders #1 - Rig #2 i	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	10 Boney, TJ #23 - Rig #1 j	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	56 Stevenson A #12 - Rig #3 j	PANHANDLE CARSON COUNTY FIELD

SCHEDULE 1 - Page 1

Reserve	Lease Name	Field
Proved Non-Producing	11 Boney, TJ #24 - Rig #1 k	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	57 Stevenson A #13 - Rig #3 k	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	12 Boney, TJ #25 - Rig #1 l	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	58 Stevenson A #14 - Rig #3 l	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	59 Stevenson A #15 - Rig #3 m	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	60 Stevenson A #16 - Rig #3 n	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	61 Stevenson A #17 - Rig #3 o	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	62 Stevenson A #20 - Rig #3 p	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	63 Stevenson A #21 - Rig #3 q	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	91 Walberg #8 - Rig #2 q	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	64 Stevenson A #22 - Rig #3 r	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	92 Walberg #9 - Rig #2 r	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	65 Stevenson A #25 - Rig #3 s	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	93 Walberg #11 - Rig #2 s	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	66 Stevenson A #26 - Rig #3 t	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	67 Stevenson A #27 - Rig #3 u	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	68 Stevenson A #28 - Rig #3 v	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	81 Short #??1 - Rig #2 l	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	82 Short #??2 - Rig #2 m	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	35 Meers #1A Gas Well - Rig #2 f	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	75 Short A #?1 - Rig #2 j	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	76 Short A #?2 - Rig #2 k	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	85 WAB #1 - Rig #2 n	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	86 WAB #3 - Rig #2 o	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	87 WAB #4 - Rig #2 p	PANHANDLE CARSON COUNTY FIELD
Proved Non-Producing	31 Magic #4 - Rig #2 e	PANHANDLE CARSON COUNTY FIELD
Proved Undeveloped	D&D AREA PUD #1	NEWARK, E.
Proved Undeveloped	D&D AREA PUD #3	NEWARK, E.
Proved Undeveloped	D&D AREA PUD #4	NEWARK, E.
Proved Undeveloped	DONALD & DONALD 6 BS	NEWARK E. (BARNETT)
Proved Undeveloped	D&D AREA PUD #2	NEWARK, E.
Proved Undeveloped	BILL PHILLIPS 51-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 28-7 - 10	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 15-7 - 1	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 25-7 - 2	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	DAUBE 1 BS	NEWARK E. (BARNETT)
Proved Undeveloped	DAUBE 2 BS	NEWARK E. (BARNETT)
Proved Undeveloped	DONALD & DONALD 4 BS	NEWARK E. (BARNETT)
Proved Undeveloped	DONALD & DONALD 5 BS	NEWARK E. (BARNETT)
Proved Undeveloped	BILL PHILLIPS 74-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	BILL PHILLIPS 53-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	BILL PHILLIPS 73-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 27-7 - 7	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	BILL PHILLIPS 63-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 38-7 - 11	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 23-7 - 3A	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	BILL PHILLIPS 71-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 45-7 - 3	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	BILL PHILLIPS 62-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 13-7 - 1	PANHANDLE GRAY COUNTY FIELD

SCHEDULE 1 - Page 2

Reserve	Lease Name	Field
Proved Undeveloped	ENSEARCH PUD 1 - WEST OF 14	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	WALHBERG PUD 1 - OFFSET TO 13	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	WAB PUD 1	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	WAB PUD 2	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 85-7 - 4	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 86-7 - 5	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 17-7 - 6	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	BILL PHILLIPS 84-8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 47-7 - 8	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 87-7 - 9	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 58-7 - 12	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 36-7 - 4B	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	STEVENSON 67-7 - 7B	PANHANDLE GRAY COUNTY FIELD
Proved Undeveloped	BILL PHILLIPS 82-8	PANHANDLE GRAY COUNTY FIELD

SCHEDULE 1 - Page 3

SCHEDULE 2

COMMITMENTS

Green Bank, N.A. 5950 Sherry Lane, Suite 400 Dallas, Texas 75225 Attn: Jeffrey D. Cheatham	$15,000,000
Liberty Capital Bank 5055 Keller Springs Rd., Suite 120 Addison, Texas 75001 Attn: Janice Martin	$1,000,000

SCHEDULE 2 - Page Solo

SCHEDULE 9.10 – CLAIMS AND LITIGATION

SCHEDULE 9.10 - Page Solo

SCHEDULE 9.20 – EXISTING HEDGING CONTRACTS

None.

SCHEDULE 9.20 - Page Solo

EXHIBIT A

BORROWING REQUEST

Reference is made to that certain Loan Agreement among TRANSCOASTAL PARTNERS, LLC, and TRANSCOASTAL CORPORATION, GREEN BANK, N.A., as Administrative Agent and the Lenders from time to time party thereto dated as of May 19, 2011, (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”). The terms used herein shall have the same meanings as provided therefor in the Loan Agreement unless the context hereof otherwise requires or provides.

A. GENERAL.

1.	Date of proposed Loan:

2.	Amount Requested:

3.	Description of use of proceeds of Loan:

4.	Each Borrower hereby certifies that all conditions precedent specified by the Loan Agreement for this Loan have been complied with in all respects.

B. BORROWING BASE.

1.	Enter: Amount of Commitment (lesser of $16,000,000 or Borrowing Base)

2.	Enter: Principal Debt outstanding as of this date.

3.	Excess (deficit) available for Loans (subtract line B2 from line B1).

Each Borrower hereby certifies that on the date hereof the representations and warranties contained the Loan Agreement are true in all material respects as if made on the date hereof, and no Event of Default or Potential Default exists.

Dated _______, 20__.

TRANSCOASTAL PARTNERS, LLC	TRANSCOASTAL CORPORATION

By:______________________________________ Name:__________________________________ Title:___________________________________	By:______________________________________ Name:__________________________________ Title:___________________________________

BORROWING REQUEST - Page Solo

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:         Green Bank, N.A., as Administrative Agent

Reference is made to that certain Loan Agreement among TRANSCOASTAL PARTNERS, LLC and TRANSCOASTAL CORPORATION, GREEN BANK, N.A., as Administrative Agent and the Lenders from time to time party thereto dated as of May 19, 2011 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”). The terms used herein shall have the same meanings as provided therefor in the Loan Agreement, unless the context hereof otherwise requires or provides.

The undersigned is the ____________________ of each Borrower and that, as such, the undersigned is authorized to execute this certificate on behalf of each Borrower. The undersigned hereby certifies and warrants that, to the best of its knowledge, as of __________, 20__:

1.     No Defaults. No Borrower was in default of any of the provisions of the Loan Agreement during the period to which this Certificate relates.

2.     Current Ratio. Borrowers’ Current Ratio on a consolidated basis was __________ to 1.0 as computed on the Current Ratio Exhibit attached hereto.

3.     Debt to Worth Ratio. Borrowers’ ratio of Total Liabilities to Tangible Net Worth on a consolidated basis was ________ to 1.0 as computed on the Debt to Worth Exhibit attached hereto.

4.     Interest Coverage Ratio. Borrowers’ consolidated Ratio of EBITDAX to Interest Expense was __________ to 1.0 as computed on the Interest Coverage Ratio Exhibit attached hereto.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this _____ day of _________________, 20__.

TRANSCOASTAL PARTNERS, LLC

By
Name:
Title:

TRANSCOASTAL CORPORATION

By
Name:
Title:

COMPLIANCE CERTIFICATE – Page 1

CURRENT RATIO EXHIBIT

Period ending __________201_.

Current Ratio (on a consolidated basis)

Current Ratio

A. GAAP Current Assets

1. Current assets, plus	$____________

2. Availability under this Agreement	$____________

3. Sum of Lines 1 and 2	$____________

B. GAAP Current Liabilities

1. Current liabilities, less	$____________

2. Current maturities due on Obligations, less	($___________)

3. Intercompany payables due to affiliates, less	($___________)

4. Liabilities paid by issuance of Equity Interests, less	($___________)

5. Non-cash mark-to-market liability associated with Hedging Contracts	($___________)

6. Line 1, less lines 2, 3, 4 and 5	$____________

Current Ratio = A3÷ B6	___ to 1.0

Minimum Required Current Ratio:	1.0 to 1.0

 COMPLIANCE CERTIFICATE – Page 2

DEBT TO WORTH RATIO EXHIBIT

Period ending _________201__.

Debt to Worth Ratio (on a consolidated basis)

A. Total Liabilities:

1. current liabilities, plus	$______________

2. long term liabilities (including accrued and deferred income taxes)	$______________

3. Total Liabilities (Line A1 + Line A2)	$______________

B. Adjusted Tangible Net Worth:

1. value of Borrower’s total assets (including leaseholds, leasehold improvements and reserves against assets, but excluding all intangible assets as defined below*) less	$______________

2. non-current portion of Subordinated Liabilities	($______________)

3. value of oil and gas properties computed using Lender’s then current price deck	$______________

4. book value of oil and gas properties	$______________

5. Line B3 less Line B4	$______________

6. Adjusted Tangible Net Worth (Line B1 less Line B2 plus Line B5)	$______________

C. Debt to Worth Ratio (Line A3 ÷ Line B6)	__________to 1.0

Minimum Required Total Liabilities to Tangible Net Worth Ratio:	2.0 to 1.0

*the sum of goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers of Borrower.

COMPLIANCE CERTIFICATE – Page 3

INTEREST COVERAGE RATIO EXHIBIT

Period ending __________200_.

Interest Coverage Ratio (on a consolidated basis)

A. EBITDAX

1. net income, less	$______________

2. non-cash revenue or expense associated with Hedging Contracts resulting from ASC 815, less	($______________)

3. income or plus loss from discontinued operations and extraordinary items, plus	($______________)

4. income taxes, plus	$______________

5. interest expense, plus	$______________

6. depreciation, plus	$______________

7. depletion, plus	$______________

8. amortization, plus	$______________

9. non-cash and extraordinary items, plus	$______________

10. exploration costs deducted in determining net income	$______________

11. Total EBITDAX	$______________

B. Interest Expense	$______________

C. Quarterly Borrowing Base Reduction

1. Monthly Reduction Amount for month of ______________	$______________

2. Monthly Reduction Amount for month of ______________	$______________

3. Monthly Reduction Amount for month of ______________	$______________

4. Quarterly Borrowing Base Reduction (sum of Lines C1, C2 and C3)	$______________

D. Ratio (Line A11 ÷ (Line B plus Line C4))	__________to 1.0

Minimum Ratio Required:
So long as Quarterly Borrowing Base Reduction is $0 1) for quarters ending on or prior to 12/31/11 2) for quarter ending 03/31/12 3) for quarters ending on or after 06/30/12	3.00 to 1.0 3.25 to 1.0 3.50 to 1.0

If Quarterly Borrowing Base Reduction is larger than $0	1.25 to 1.0

COMPLIANCE CERTIFICATE – Page 4

EXHIBIT C

AFFIDAVIT OF PAYMENT OF TRADE BILLS

To:         Green Bank, N.A., as Administrative Agent

Reference is made to that certain Loan Agreement among TRANSCOASTAL PARTNERS, LLC and TRANSCOASTAL CORPORATION, GREEN BANK, N.A., as Administrative Agent and the Lenders from time to time party thereto dated as of May___, 2011 (the “Loan Agreement”). The terms used herein shall have the same meanings as provided therefor in the Loan Agreement, unless the context hereof otherwise requires or provides.

The undersigned Stuart G. Hagler, the President of TransCoastal Corporation, HEREBY CERTIFIES individually and on behalf of TransCoastal Corporation to Lender that, after reasonable investigation and except to the extent indicated on Schedule I (if no Schedule I is attached, then there are no such exceptions), he has no knowledge of the existence of unpaid debts owing to Persons for the furnishing of goods, labor, services or materials in connection with the Mortgaged Properties, which debts are more than 45 days past due and which debts if unpaid could result in the creation of a lien against such Mortgaged Properties.

Executed on the date of the notary certification below to be effective as of May___, 2011.

Individually and on behalf of TransCoastal Corporation

STATE OF TEXAS             §
                                               §
COUNTY OF DALLAS      §

SWORN TO AND SUBSCRIBED before me on May___, 2011, by Stuart G. Hagler.

Notary Public, State of Texas

AFFIDAVIT OF PAYMENT OF TRADE BILLS – Page Solo

EXHIBIT D

PROPERTY CERTIFICATE

TO:      Green Bank, N.A., as Administrative Agent

Reference is made to that certain Loan Agreement dated as of May___, 2011 (the “Loan Agreement”), among TRANSCOASTAL PARTNERS, LLC and TRANSCOASTAL CORPORATION, GREEN BANK, N.A., as Administrative Agent and the Lenders from time to time party thereto. The defined terms used in this Certificate shall have the same meanings as provided therefor in the Loan Agreement, unless the context hereof otherwise requires or provides. This is the Property Certificate referred to in the Loan Agreement.

TransCoastal Corporation has mortgaged to Administrative Agent for the benefit of the Lenders its Mineral Interests in the Mortgaged Properties. TransCoastal Corporation HEREBY CERTIFIES to Administrative Agent that true, complete and correct responses for items A through C below for each of the Mortgaged Properties are described on the ______ page exhibit to this Property Certificate:

A.	Well, lease or unit name, as appropriate.

B.	Operator’s name and address.

C.	First purchaser’s name and address.

All of the information listed on the attachments to this Property Certificate is true, complete and correct in all material respects. This Property Certificate is given for the purpose of inducing the Lenders to enter into the Loan Agreement, and the undersigned recognizes that the Lenders are relying upon this Property Certificate in connection with the transactions contemplated by the Loan Agreement and that but for the statements made herein, the Lenders would not enter into the Loan Agreement.

EXECUTED on the date of the notary certification below to be effective as of May___, 2011.

TRANSCOASTAL CORPORATION

By

Stuart G. Hagler

President

PROPERTY CERTIFICATE - Page 1

Note: Contact information for Operator and Purchasers Provided on last page

Operator	Lease/Well	Gas Purchaser	Crude Purchaser
CoreTerra Operating, LLC (1)	MEERS -C- - 4	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	WAB-EVELYN 3 – 3	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	PUGH	Targa North Texas, LP (5)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	DONALD & DONALD 5	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	STEVENSON -A- 26 – 2	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	WALBERG 1 – 1	DCP Midstream (3)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	DONALD & DONALD 4	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	SAUNDERS -B- 7 – 7		Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	BONEY, T. J. NCT-3 6 – 2	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	SHORT 2 – 2		Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	MAGIC 4 – 2	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	ENSERCH 2 – 2	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	DONALD & DONALD 6	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	KRAMER – 1	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	DAUBE 1	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	PHILLIPS, BILL 2 – 2	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	COBB 2 – 2		Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	01 Boney, TJ #7 - Rig #1 a	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	21 Cobb #2 - Rig #2 a	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	41 Bill Phillips #2 - Rig #3 a	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	02 Boney, TJ #12 - Rig #1 b	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	25 Jackson #3 - Rig #2 b	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	42 Bill Phillips #3 - Rig #3 b	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	03 Boney, TJ #13 - Rig #1 c	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	26 Jackson #4 - Rig #2 c	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	43 Bill Phillips #4 - Rig #3 c	DCP Midstream (3)	Plains Marketing, LP (8)

PROPERTY CERTIFICATE - Page 2

CoreTerra Operating, LLC (1)	04 Boney, TJ #15 - Rig #1 d	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	27 Jackson #5 - Rig #2 d	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	44 Bill Phillips #5 - Rig #3 d	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	05 Boney, TJ #16 - Rig #1 e	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	51 Stevenson A #4 - Rig #3 e	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	06 Boney, TJ #19 - Rig #1 f	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	52 Stevenson A #5 - Rig #3 f	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	07 Boney, TJ #20 - Rig #1 g	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	36 Meers Gas Well #1 - Rig #2 g	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	53 Stevenson A #9 - Rig #3 g	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	08 Boney, TJ #21 - Rig #1 h	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	37 Meers C #9 - Rig #2 h	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	54 Stevenson A #10 - Rig #3 h	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	09 Boney, TJ #22 - Rig #1 i	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	55 Stevenson A #11 - Rig #3 i	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	71 Saunders #1 - Rig #2 i	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	10 Boney, TJ #23 - Rig #1 j	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	56 Stevenson A #12 - Rig #3 j	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	11 Boney, TJ #24 - Rig #1 k	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	57 Stevenson A #13 - Rig #3 k	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	12 Boney, TJ #25 - Rig #1 l	Eagle Rock Energy Partners (2)	Shell Trading Company (9)
CoreTerra Operating, LLC (1)	58 Stevenson A #14 - Rig #3 l	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	59 Stevenson A #15 - Rig #3 m	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	60 Stevenson A #16 - Rig #3 n	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	61 Stevenson A #17 - Rig #3 o	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	62 Stevenson A #20 - Rig #3 p	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	63 Stevenson A #21 - Rig #3 q	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	91 Walberg #8 - Rig #2 q	DCP Midstream (3)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	64 Stevenson A #22 - Rig #3 r	DCP Midstream (3)	Plains Marketing, LP (8)

PROPERTY CERTIFICATE - Page 3

CoreTerra Operating, LLC (1)	92 Walberg #9 - Rig #2 r	DCP Midstream (3)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	65 Stevenson A #25 - Rig #3 s	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	93 Walberg #11 - Rig #2 s	DCP Midstream (3)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	66 Stevenson A #26 - Rig #3 t	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	67 Stevenson A #27 - Rig #3 u	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	68 Stevenson A #28 - Rig #3 v	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	81 Short #??1 - Rig #2 l	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	82 Short #??2 - Rig #2 m	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	35 Meers #1A Gas Well - Rig #2 f	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	75 Short A #?1 - Rig #2 j	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	76 Short A #?2 - Rig #2 k	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	85 WAB #1 - Rig #2 n	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	86 WAB #3 - Rig #2 o	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	87 WAB #4 - Rig #2 p	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	31 Magic #4 - Rig #2 e	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	D&D AREA PUD #1	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	D&D AREA PUD #3	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	D&D AREA PUD #4	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	DONALD & DONALD 6 BS	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	D&D AREA PUD #2	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 51-8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 28-7 - 10	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 15-7 - 1	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 25-7 - 2	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	DAUBE 1 BS	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	DAUBE 2 BS	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	DONALD & DONALD 4 BS	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	DONALD & DONALD 5 BS	Davis Gas Processing, Inc. (4)	Conoco-Phillips (6)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 74-8	DCP Midstream (3)	Plains Marketing, LP (8)

PROPERTY CERTIFICATE - Page 4

CoreTerra Operating, LLC (1)	BILL PHILLIPS 53-8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 73-8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 27-7 - 7	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 63-8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 38-7 - 11	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 23-7 - 3A	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 71-8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 45-7 - 3	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 62-8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 13-7 - 1	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	ENSEARCH PUD 1 - WEST OF 14	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	WALHBERG PUD 1 - OFFSET TO 13	DCP Midstream (3)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	WAB PUD 1	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	WAB PUD 2	Eagle Rock Energy Partners (2)	Valero Marketing and Supply (7)
CoreTerra Operating, LLC (1)	STEVENSON 85-7 - 4	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 86-7 - 5	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 17-7 - 6	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 84-8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 47-7 - 8	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 87-7 - 9	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 58-7 - 12	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 36-7 - 4B	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	STEVENSON 67-7 - 7B	DCP Midstream (3)	Plains Marketing, LP (8)
CoreTerra Operating, LLC (1)	BILL PHILLIPS 82-8	DCP Midstream (3)	Plains Marketing, LP (8)

PROPERTY CERTIFICATE - Page 5

Operator and First Purchaser Addresses:

CoreTerra Operating, LLC
17304 Preston Road, Ste 700
Dallas TX 75252
Ph. (972) 818-0720
Fx. (972) 818-0718
Field Office
2601 W. Kentucky
Pampa, Texas 79065
Ph. (806) 688-9291
Fx. (806) 688-9296

Eagle Rock Energy Partners
P.O. Box 2968
Houston, TX 77252-3968
Ph. (281) 408-1270

DCP Midstream
6120 S Yale, Suite 1100
Tulsa, OK 74136
Ph. (918) 524-0563

Davis Gas Processing, Inc
211 North Colorado
Midland, TX 79701-4696
Ph. (432) 682-4349
Fx. (432) 682-2594

Targa North Texas
1000 Louisiana, Ste 4300
Houston, Texas 77002
Ph. (940) 549-8340
Fx. (713)888-4298

Conoco-Phillips
P.O. Box 7500
Bartlesville, OK 74005
Ph. (918) 661-9413

Valero Marketing & Supply Co
P.O. Box 696000
San Antonio, TX 78269-6000
Ph. (800) 475-4171

PROPERTY CERTIFICATE - Page 6

Plains Marketing, L.P.
P.O. Box 4648
Houston, TX 77210-4648
Ph. (713) 646-4460
Fx. (713) 646-4571

Shell Trading Company
P.O. Box 4604
Houston, TX 77210-4604
Ph. (800) 992-8470

PROPERTY CERTIFICATE - Page 7

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

4.     Administrative Agent: Green Bank, N.A., as Administrative Agent under the Loan Agreement

5.     Loan Agreement: The Loan Agreement dated as of May 19, 2011 among TransCoastal Corporation, TransCoastal Partners, LLC, the Lenders parties thereto, and Green Bank, N.A., as Administrative Agent.

ASSIGNMENT AND ASSUMPTION - Page 1

6.     Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

[7.     Trade Date:     ________________]3

Effective Date: _____________ ____________, 20____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:

   Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:

   Title:

Consented to and Accepted:

GREEN BANK N.A.,

as Administrative Agent

By:

    Title:

________________________________________

1 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNMENT AND ASSUMPTION - Page 2

[Consented to:]4

[NAME OF RELEVANT PARTY]

By:

    Title:

_________________________

4  To be added only if the consent of Borrower is required by the terms of the Loan Agreement.

ASSIGNMENT AND ASSUMPTION - Page 3

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1     Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas without reference to the conflicts or choice of law principles thereof.

ASSIGNMENT AND ASSUMPTION - Page 4